                                                                   EXHIBIT 2.1





================================================================================


                          AGREEMENT AND PLAN OF MERGER
                                      AND
                                 REORGANIZATION


                                     AMONG


                             SIEBEL SYSTEMS, INC.,
                            A DELAWARE CORPORATION;


                        SYRACUSE ACQUISITION SUB, INC.,
                           A CALIFORNIA CORPORATION;


                                      AND


                            SCOPUS TECHNOLOGY, INC.
                            A CALIFORNIA CORPORATION




                     ------------------------------------

                           DATED AS OF MARCH 1, 1998

                     ------------------------------------




================================================================================

                                       TABLE OF CONTENTS


                                                                                                PAGE
Section  1. DESCRIPTION OF TRANSACTION.........................................................   2
       1.1  Merger of Merger Sub into the Company..............................................   2
       1.2  Effect of the Merger...............................................................   2
       1.3  Closing; Effective Time............................................................   2
       1.4  Certificate of Incorporation and Bylaws; Directors and Officers....................   2
       1.5  Conversion of Shares...............................................................   3
       1.6  Stock Options......................................................................   4
       1.7  Closing of the Company's Transfer Books............................................   4
       1.8  Exchange of Certificates...........................................................   4
       1.9  Dissenting Shares..................................................................   5
      1.10  Tax Consequences...................................................................   6
      1.11  Accounting Consequences............................................................   6
      1.12  Further Action.....................................................................   6

Section  2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................................   6
       2.1  Due Organization; Subsidiaries; Etc................................................   6
       2.2  Articles of Incorporation and Bylaws...............................................   7
       2.3  Capitalization, Etc................................................................   7
       2.4  SEC Filings; Financial Statements..................................................   8
       2.5  Absence of Changes Since the Date of the Company Balance Sheet.....................  10
       2.6  Absence of Changes Since the Date of the Unaudited Interim Balance Sheet...........  10
       2.7  Leasehold; Equipment...............................................................  11
       2.8  Title to Assets....................................................................  12
       2.9  Receivables; Significant Customers.................................................  12
      2.10  Proprietary Assets.................................................................  13
      2.11  Contracts..........................................................................  16
      2.12  Year 2000 Liabilities..............................................................  18
      2.13  Compliance with Legal Requirements.................................................  18
      2.14  Governmental Authorizations........................................................  18

                                                i.

                                       TABLE OF CONTENTS
                                          (CONTINUED)

                                                                                                PAGE
      2.15  Tax Matters........................................................................  18
      2.16  Employee and Labor Matters; Benefit Plans..........................................  19
      2.17  Environmental Matters..............................................................  22
      2.18  Insurance..........................................................................  23
      2.19  Transactions with Affiliates.......................................................  23
      2.20  Legal Proceedings; Orders..........................................................  23
      2.21  Authority; Inapplicability of Anti-takeover Statutes; Binding Nature of Agreement..  23
      2.22  No Existing Discussions............................................................  24
      2.23  Accounting Matters.................................................................  24
      2.24  Vote Required......................................................................  24
      2.25  Non-Contravention; Consents........................................................  24
      2.26  Fairness Opinion...................................................................  25
      2.27  Financial Advisor..................................................................  25
      2.28  Disclosure.........................................................................  25
      2.29  Customs............................................................................  26

Section  3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB............................  26
       3.1  Organization, Standing and Power...................................................  26
       3.2  Certificate of Incorporation and Bylaws............................................  27
       3.3  Capitalization, Etc................................................................  27
       3.4  SEC Filings; Financial Statements..................................................  27
       3.5  Disclosure.........................................................................  28
       3.6  Absence of Certain Changes or Events...............................................  28
       3.7  Authority; Binding Nature of Agreement.............................................  29
       3.8  Non-Contravention; Consents........................................................  29
       3.9  Proprietary Assets.................................................................  29
      3.10  Contracts..........................................................................  30
      3.11  Compliance with Legal Requirements.................................................  30
      3.12  Tax Matters........................................................................  30

                                                   ii.

                                       TABLE OF CONTENTS
                                          (CONTINUED)

                                                                                                PAGE
      3.13  Governmental Authorizations........................................................  31
      3.14  Legal Proceedings..................................................................  31
      3.15  Vote Required......................................................................  32
      3.16  Valid Issuance.....................................................................  32
      3.17  Accounting Matters.................................................................  32
      3.18  Fairness Opinion...................................................................  32

Section  4. CERTAIN COVENANTS OF THE COMPANY...................................................  32
       4.1  Access and Investigation...........................................................  32
       4.2  Operation of the Company's Business................................................  32
       4.3  Operation of the Parent's Business.................................................  35
       4.4  No Solicitation....................................................................  35
       4.5  Financial Statements...............................................................  36

Section  5. ADDITIONAL COVENANTS OF THE PARTIES................................................  36
       5.1  Registration Statement; Prospectus/Proxy Statement.................................  36
       5.2  Company Shareholders' Meeting......................................................  37
       5.3  Parent Stockholders' Meeting.......................................................  39
       5.4  Regulatory Approvals...............................................................  39
       5.5  Stock Options......................................................................  40
       5.6  Form S-8...........................................................................  41
       5.7  Indemnification of Officers and Directors..........................................  41
       5.8  Pooling of Interests; Tax Free Reorganization......................................  42
       5.9  Additional Agreements..............................................................  42
      5.10  Confidentiality....................................................................  42
      5.11  Disclosure.........................................................................  43
      5.12  Affiliate Agreements...............................................................  43
      5.13  Tax Matters........................................................................  43
      5.14  Letter of the Company's Accountants................................................  43
      5.15  Noncompetition Agreements..........................................................  43
      5.16  Nasdaq Listing.....................................................................  43


                                               iii.

                                       TABLE OF CONTENTS
                                          (CONTINUED)

                                                                                                PAGE
      5.17  FIRPTA Matters.....................................................................  43

Section  6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB.......................  44
       6.1  Accuracy of Representations........................................................  44
       6.2  Performance of Covenants...........................................................  44
       6.3  Effectiveness of Registration Statement............................................  44
       6.4  Stockholder Approval...............................................................  44
       6.5  Agreements and Documents...........................................................  44
       6.6  No Material Adverse Change.........................................................  45
       6.7  FIRPTA Compliance..................................................................  45
       6.8  HSR Act............................................................................  45
       6.9  Listing............................................................................  45
      6.10  No Restraints......................................................................  46
      6.11  No Governmental Litigation.........................................................  46
      6.12  1998 Audited Financial Statements..................................................  46

Section  7. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY..................................  46
       7.1  Accuracy of Representations........................................................  46
       7.2  Performance of Covenants...........................................................  47
       7.3  Effectiveness of Registration Statement............................................  47
       7.4  Stockholder Approval...............................................................  47
       7.5  Agreements and Documents...........................................................  47
       7.6  No Material Adverse Change.........................................................  48
       7.7  HSR Act............................................................................  48
       7.8  Listing............................................................................  48
       7.9  No Restraints......................................................................  48

Section  8. TERMINATION........................................................................  48
       8.1  Termination........................................................................  48
       8.2  Notice of Termination; Effect of Termination.......................................  49
       8.3  Expenses; Termination Fees.........................................................  50


                                                iv.

                                       TABLE OF CONTENTS
                                          (CONTINUED)

                                                                                                PAGE
Section  9. MISCELLANEOUS PROVISIONS...........................................................  51
       9.1  Amendment..........................................................................  51
       9.2  Waiver.............................................................................  51
       9.3  No Survival of Representations and Warranties......................................  51
       9.4  Entire Agreement; Counterparts.....................................................  51
       9.5  Applicable Law; Jurisdiction.......................................................  51
       9.6  Disclosure Schedules...............................................................  52
       9.7  Attorneys' Fees....................................................................  52
       9.8  Assignability; Third Party Beneficiaries...........................................  52
       9.9  Notices............................................................................  52
      9.10  Cooperation........................................................................  53
      9.11  Liability..........................................................................  53
      9.12  Construction.......................................................................  53

                                                   v.

                              AGREEMENT AND PLAN

                                      OF

                           MERGER AND REORGANIZATION


          THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("AGREEMENT") is made and entered into as of March 1, 1998, by and among: SIEBEL SYSTEMS, INC., a Delaware corporation ("PARENT"); SYRACUSE ACQUISITION SUB, INC., a California corporation and a wholly owned subsidiary of Parent ("MERGER SUB"); and SCOPUS TECHNOLOGY, INC., a California corporation (the "COMPANY"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                    RECITALS

     A. Parent, Merger Sub and the Company intend to effect a merger (the "MERGER") of Merger Sub with and into the Company in accordance with this Agreement and the California General Corporation Law (the "CGCL"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

     B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"). For accounting purposes, it is intended that the Merger be treated as a "pooling of interests."

     C. The Board of Directors of the Company has (i) determined that the Merger is consistent with and in furtherance of the long-term strategy of the Company and fair to, and in the best interests of, the Company and its shareholders, (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) determined to recommend that the shareholders of the Company adopt and approve this Agreement and approve the Merger.

     D. The respective Boards of Directors of Parent and Merger Sub have approved this Agreement and the Merger.

     E. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, each of the affiliate shareholders of the Company listed on Exhibit B-1 hereto is entering into a Voting Agreement substantially in the form attached hereto as Exhibit C-1; and as a condition and inducement to the Company's willingness to enter into this Agreement, the affiliate stockholder of Parent listed on Exhibit B-2 hereto is entering into a Voting Agreement substantially in the form attached hereto as Exhibit C-2.

     F. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, the Company is entering into an Option Agreement substantially in the form attached hereto as Exhibit D.

                                      1.

                                   AGREEMENT

     The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1.  DESCRIPTION OF TRANSACTION.

    1.1 MERGER OF MERGER SUB INTO THE COMPANY. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "SURVIVING CORPORATION").

    1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the CGCL.

    1.3 CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Cooley Godward llp, Five Palo Alto Square, 3000 El Camino Real, Palo Alto, California, at 10:00 a.m. on a date to be designated by Parent (the "CLOSING DATE"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Sections 6 and 7. Contemporaneously with or as promptly as practicable after the Closing, a properly executed agreement of merger conforming to the requirements of the CGCL (the "AGREEMENT OF MERGER") shall be filed with the Secretary of State of the State of California. The Merger shall take effect at (a) the time the Agreement of Merger is filed with the Secretary of State of the State of California or (b) at such later time as may be as agreed by the parties and as may be specified in the Agreement of Merger (the "EFFECTIVE TIME").

    1.4 CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS. Unless otherwise determined by Parent prior to the Effective Time:

            (a) the Articles of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time; provided, however, that at the Effective Time the Articles of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be Scopus Technology, Inc.;

            (b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

            (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be as mutually determined by Parent and Company prior to the Effective Time, and shall serve until their respective successors are elected and qualified or duly appointed, as the case may be.

                                      2.

    1.5     CONVERSION OF SHARES.

            (a) Subject to Section 1.5(d), at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company:

                (i) any shares of Company Common Stock then held by the Company or any subsidiary of the Company (or held in the Company's treasury) shall be canceled;

                (ii) any shares of Company Common Stock then held by Parent, Merger Sub or any other subsidiary of Parent shall be canceled;

                (iii) except as provided in clauses "(i)" and "(ii)" above and subject to Section 1.5(b), each share of Company Common Stock then outstanding shall be converted into the right to receive 0.36405 of a share of Parent Common Stock; and

                (iv) each share of the common stock, no par value per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation.

            (b) The fraction of a share of Parent Common Stock into which each outstanding share of Company Common Stock is to be converted pursuant to Section 1.5(a)(iii) (as such fraction may be adjusted in accordance with this Section 1.5(b)) is referred to as the "EXCHANGE RATIO." If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, then the Exchange Ratio shall be appropriately adjusted.

            (c) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

            (d) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, upon surrender of such holder's Company Stock Certificate(s) (as defined in Section 1.7), be paid in cash the dollar amount

                                      3.

(rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on Nasdaq on the Closing Date.

    1.6 STOCK OPTIONS. At the Effective Time, all Company Options (as defined in Section 2.3(b)) and rights to acquire shares of Company Common Stock under the Purchase Plan (as defined in Section 2.3(b)) shall be assumed by Parent in accordance with Section 5.5.

    1.7 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of Company Common Stock (a "COMPANY STOCK CERTIFICATE") is presented to the Exchange Agent (as defined in Section 1.8) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

    1.8     EXCHANGE OF CERTIFICATES.

            (a) Prior to the Closing Date, Parent shall select a reputable bank or trust company to act as exchange agent in the Merger (the "EXCHANGE AGENT"). Promptly after the Effective Time, Parent shall deposit with the Exchange Agent
(i) certificates representing the shares of Parent Common Stock issuable pursuant to this Section 1 and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(d). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the "EXCHANGE FUND."

            (b) As soon as practicable after the Effective Time, the Exchange Agent will mail to the registered holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing customary provisions (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock. Subject to Section 1.5(d), upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5(a)(iii) together with any cash in lieu of fractional share(s) pursuant to the provisions of Section 1.5(d), and
(B) the Company Stock Certificate so surrendered shall be

                                      4.

canceled. Until surrendered as contemplated by this Section 1.8(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by Section
1.5. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

           (c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, until such holder surrenders such Company Stock Certificate in accordance with this Section 1.8 (at which time such holder shall be entitled to receive all such dividends and distributions, without interest).

           (d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 180 days after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.8 shall thereafter look only to Parent (or its successor, if any) for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

           (e) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

           (f) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.

    1.9 DISSENTING SHARES. Notwithstanding anything to the contrary contained in this Agreement, any shares of Company Common Stock outstanding immediately prior to the Effective Time that are or may become "dissenting shares" within the meaning of Section 1300(b) of the CGCL ("DISSENTING SHARES") shall not be converted into or represent the right to

                                      5.

receive Parent Common Stock in accordance with Section 1.5(a)(iii) (or cash in lieu of fractional shares in accordance with Section 1.5(d)), and each holder of Dissenting Shares shall be entitled only to such rights as may be granted to such holder under Chapter 13 of the CGCL. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a shareholder of the Surviving Corporation. If any holder of Dissenting Shares shall fail to assert or perfect, or shall waive, rescind, withdraw or otherwise lose, such holder's right to dissent and obtain payment under Chapter 13 of the CGCL, then such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of Company Stock Certificate(s) previously representing such shares) Parent Common Stock in accordance with Section 1.5(a)(iii) (and cash in lieu of any fractional share in accordance with Section 1.5(d)) and any dividends or other distributions to which such holder is entitled in accordance with Section 1.8.

    1.10 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

    1.11 ACCOUNTING CONSEQUENCES. For accounting purposes, the Merger is intended to be treated as a "pooling of interests."

    1.12 FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

     The Company represents and warrants to Parent and Merger Sub that, except as set forth in the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 and that has been delivered by the Company to Parent on the date of this Agreement and signed on behalf of the Company by the President of the Company (the "COMPANY DISCLOSURE SCHEDULE"):

     2.1     DUE ORGANIZATION; SUBSIDIARIES; ETC.

             (a) The Company has no Subsidiaries, except for the corporations identified in Part 2.1(a)(i) of the Company Disclosure Schedule; and neither the Company nor any of the other corporations identified in Part 2.1(a)(i) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a)(ii) of the Company Disclosure Schedule, except for passive investments in equity interests of public companies as part of the cash management program of the Company. (The Company and each of its Subsidiaries are referred to collectively in this Agreement as the "ACQUIRED CORPORATIONS".) None of the Acquired Corporations has agreed or is obligated to

                                      6.

make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. None of the Acquired Corporations has, at any time, been a general partner of any general partnership, limited partnership or other Entity.

           (b) Each of the Acquired Corporations is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

           (c) Each of the Acquired Corporations is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect on the Acquired Corporations.

   2.2 ARTICLES OF INCORPORATION AND BYLAWS. The Company has delivered to Parent accurate and complete copies of the articles of incorporation, bylaws and other charter and organizational documents of the respective Acquired Corporations, including all amendments thereto. None of the Acquired Corporations is in violation of any of the provisions of its articles of incorporation or bylaws or equivalent governing instruments.

   2.3     CAPITALIZATION, ETC.

           (a) The authorized capital stock of the Company consists of: (i) 50,000,000 shares of Company Common Stock, $0.001 par value, of which, as of February 27, 1998, 20,601,838 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 2,500,000 shares of preferred stock, $0.01 par value per share, of which no shares are outstanding as of the date of this Agreement. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of the date of this Agreement, there are no shares of Company Common Stock held in treasury by the Company or by any of the other Acquired Corporations. Except as set forth in Part 2.3(a) of the Company Disclosure Schedule: (i) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (iii) there is no Acquired Corporation Contract to which the Company is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. Upon consummation of the Merger, (A) the shares of Parent Common Stock issued in exchange for any shares of Company Common Stock that are subject to a Contract pursuant to which the Company has the right to repurchase, redeem or otherwise reacquire any shares of Company Common Stock will, without any further act of Parent, the Company or any other Person, become subject to the restrictions, conditions and other provisions contained in such Contract, and (B) Parent will automatically succeed to and become entitled to exercise the

                                      7.

Company's rights and remedies under any such Contract. None of the Acquired Companies is under any obligation to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock.

           (b) As of February 27, 1998: (i) 3,283,613 shares of Company Common Stock are subject to issuance pursuant to outstanding options to purchase Company Common Stock; and (ii) 77,079 shares of Company Common Stock are reserved for future issuance under the Company's Employee Stock Purchase Plan (the "PURCHASE PLAN"). (Stock options granted by the Company pursuant to the Company's stock option plans are referred to in this Agreement as "COMPANY OPTIONS.") Part 2.3(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the particular plan pursuant to which such Company Option was granted; (ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedule; and (vii) the date on which such Company Option expires. The Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which the Company has granted stock options that are currently outstanding and the form of all stock option agreements evidencing such options. Except as set forth in Part 2.3(b) of the Company Disclosure Schedule, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the Merger.

           (c) Except as set forth in Part 2.3(b) of the Company Disclosure Schedule there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; or (iii) shareholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract or circumstance under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities other than shares of Company Common Stock which may be issued pursuant to Company Options outstanding under any Plan.

           (d) All outstanding shares of Company Common Stock, all outstanding Company Options, and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

           (e) All of the outstanding shares of capital stock of each of the Entities identified in Part 2.1(a)(i) of the Company Disclosure Schedule are validly issued, fully paid and nonassessable and are owned beneficially and of record by the Company, free and clear of any Encumbrances other than as would not have a Material Adverse Effect on the Acquired Corporations.

  2.4     SEC FILINGS; FINANCIAL STATEMENTS.


                                      8.

     (a) The Company has made available to Parent accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since January 1, 1997 and will make available to Parent accurate and complete copies of all such registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed after the date of this Agreement and prior to the Effective Time (collectively, the "COMPANY SEC DOCUMENTS"). All statements, reports, schedules, forms and other documents required to have been filed by the Company with the SEC have been so filed. As of the time it was filed with the SEC (or, if amended or superseded by a later filing, then on the date of such filing): (i) each of the Company SEC Documents filed with the SEC complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) as of the date of such filing and any Company SEC Documents filed after the date hereof will so comply; and (ii) none of the Company SEC Documents contained any untrue statement of material fact or omitted to state a material fact required to be state therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The consolidated financial statements (including any related notes) contained in the Company SEC Documents filed with the SEC (the "COMPANY FINANCIAL STATEMENTS"): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments which in the case of the Company's SEC Documents already filed as of the date hereof are not reasonably expected to be, individually or in the aggregate, material in amount); and (iii) fairly present the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations of the Company and its Subsidiaries for the periods covered thereby. The audited consolidated balance sheet of the Company and its Subsidiaries included in the Company's Annual Report on Form 10-K for the year ended March 31, 1997 is sometimes referred to herein as the "COMPANY BALANCE SHEET" and the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 1997 included in the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997 is sometimes referred to herein as the "UNAUDITED INTERIM BALANCE SHEET." All financial statements (including any related notes) contained in Company SEC Documents filed after the date hereof shall meet the conditions set forth in (i), (ii) and (iii) of this Section 2.4(b).

     (c) The Company has recognized revenues in accordance with GAAP and Statement of Position 91-1 entitled "Software Revenue Recognition," dated December 12, 1991 ("91-1"), issued by the American Institute of Certified Public Accountants. The Company has recognized (i) initial license fee revenues only after delivery of software products and upon satisfaction of all significant post-delivery obligations; (ii) revenues associated with the grant of additional licenses to the Company's existing customers upon shipment and upon satisfaction of

                                      9.

all significant post-delivery obligations; (iii) maintenance revenues ratably over the term of the maintenance period; and (iv) consulting and training revenues when the services were performed.

  2.5 ABSENCE OF CHANGES SINCE THE DATE OF THE COMPANY BALANCE SHEET. Since the date of the Company's Financial Statements and until the date of this Agreement, there has not been any Material Adverse Effect on the Acquired Corporations.

  2.6 ABSENCE OF CHANGES SINCE THE DATE OF THE UNAUDITED INTERIM BALANCE SHEET. Since the date of the Unaudited Interim Balance Sheet and until the date of this Agreement:

         (a) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Acquired Corporations (whether or not covered by insurance);

         (b) none of the Acquired Corporations has (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) other than pursuant to existing Plans repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

         (c) none of the Acquired Corporations has sold, issued, granted or authorized the issuance or grant of (i) any capital stock or other security (except for Company Common Stock issued upon the exercise of outstanding Company Options), (ii) any option, call, warrant or right to acquire any capital stock or any other security (except for Company Options described in Part 2.3(b) of the Company Disclosure Schedule and except for Company Options that have expired), or (iii) any instrument convertible into or exchangeable for any capital stock or other security of the Acquired Corporations;

         (d) the Company has not amended or waived any of its material rights under, or permitted the acceleration of vesting under, (i) any provision of any of the Company's stock option plans, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

         (e) there has been no amendment to the articles of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, and none of the Acquired Corporations has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

         (f) none of the Acquired Corporations has formed any subsidiary or acquired any equity interest or other interest in any other Entity;

         (g) none of the Acquired Corporations has made any capital expenditures which exceed $5,000,000 in the aggregate;

         (h) except in the ordinary course of business and consistent with past practices or as would not have a Material Adverse Effect on the Acquired Corporations, none of the

                                      10.

Acquired Corporations has (i) entered into or permitted any of the assets owned or used by it to become bound by any Major Contract (as defined in Section 2.11), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any Major Contract;

         (i) none of the Acquired Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of $100,000 with respect to any single matter, or in excess of $500,000 in the aggregate;

         (j) none of the Acquired Corporations has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except as would not have a Material Adverse Effect on the Acquired Corporations;

         (k) other than routine travel or relocation advances made to employees in the ordinary course of business, none of the Acquired Corporations has (i) lent money to any Person, or (ii) incurred or guaranteed any indebtedness for borrowed money;

         (l) none of the Acquired Corporations has (i) established or adopted any Plan (as defined in Section 2.16(a)), (ii) caused or permitted any Plan to be amended in any material respect, or (iii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, either (A) its directors and executive officers in any material respect or (B), except in the ordinary course of business consistent with past practice, its employees (taken as a whole);

         (m) none of the Acquired Corporations has changed any of its methods of accounting or accounting practices in any respect unless required by GAAP;

         (n) none of the Acquired Corporations has made any material election with respect to Taxes;

         (o) none of the Acquired Corporations has commenced or settled any Legal Proceeding;

         (p) none of the Acquired Corporations has entered into any material transaction or taken any other material action that has had, or would reasonably be expected to have, a Material Adverse Effect on the Acquired Corporations; and

         (q) none of the Acquired Corporations has agreed or legally committed to take any of the actions referred to in clauses "(c)" through "(p)" above.

  2.7 LEASEHOLD; EQUIPMENT. None of the Acquired Corporations owns any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.7 of the Company Disclosure Schedule. All such real property is being leased pursuant to lease agreements that are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing

                                      11.

default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would result in a Material Adverse Effect on the Acquired Corporations. All material items of equipment and other tangible assets owned by or leased to the Acquired Corporations are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Corporations in the manner in which such business is currently being conducted.

  2.8 TITLE TO ASSETS. The Acquired Corporations own, and have good, valid and marketable title to, or in the case of leased properties and assets, valid leasehold interests in, all of their respective tangible properties and assets, real, personal and mixed, necessary to enable the Acquisition Corporations to conduct their business in the manner in which such business has been and is being conducted, including: (i) all assets reflected on the Unaudited Interim Balance Sheet; and (ii) all other tangible assets reflected in the books and records of the Acquired Corporations as being owned or leased by the Acquired Corporations. All of said assets are owned or leased by the Acquired Corporations free and clear of any Encumbrances, except for (x) any lien for current taxes not yet due and payable, and (y) Encumbrances that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations. It is understood that no representation is being made in this Section 2.8 regarding Proprietary Assets or rights therein.

  2.9     RECEIVABLES; SIGNIFICANT CUSTOMERS.

          (a) Part 2.9(a) of the Company Disclosure Schedule provides a schedule and aging of all accounts receivable of the Acquired Corporations as of the date of the Unaudited Interim Balance Sheet. All existing accounts receivable of the Acquired Corporations (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Unaudited Interim Balance Sheet and have not yet been collected) represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions.

          (b) Part 2.9(b) of the Company Disclosure Schedule contains a list as of the date of this Agreement of all loans and advances made by any of the Acquired Corporations to any employee, director, consultant or independent contractor of such Acquired Corporation, other than routine travel or relocation advances made to employees in the ordinary course of business.

          (c) Part 2.9(c) of the Company Disclosure Schedule sets forth a list of all Significant Customers. For purposes of this Agreement, "SIGNIFICANT CUSTOMERS" are the forty (40) largest customers of the Company that have effected the most purchases, as measured in terms of fees payable under Contracts to which an Acquired Corporation is a party as of the date hereof and pursuant to which an Acquired Corporation has licensed or transferred any right (whether or not currently exercisable) to use, license or otherwise exploit any Acquired Corporation Proprietary Asset to any Person during the period of the past seven (7) fiscal quarters None of the Company's Significant Customers has canceled, returned or substantially

                                      12.

reduced or, to the knowledge of the Company, is currently attempting or threatening to cancel, return or substantially reduce, any legally binding commitments (which commitments exist as of the date hereof) with respect to any material purchases from, orders to or services provided by the Company, which cancellation, return or substantial reduction or attempt or threat to cancel, return or substantially reduce would have a Material Adverse Effect on the Acquired Corporations. The Company has not experienced any pattern of material customer complaints concerning the Acquired Corporations' products and/or services, nor have any of the Acquired Corporations' products returned by a customer or is aware that any customer may return any products, except for returns for which adequate reserves have been made and which would not result in a reversal of any material revenue.

  2.10    PROPRIETARY ASSETS.

          (a) Part 2.10(a) of the Company Disclosure Schedule sets forth, with respect to each Proprietary Asset owned by the Acquired Corporations and registered with any Governmental Body or for which an application has been registered or filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.10(a) of the Company Disclosure
Schedule identifies Contracts providing for any ongoing royalty or payment obligations payable by an Acquired Corporation in excess of $100,000 annually with respect to, each Proprietary Asset that is licensed or otherwise made available to the Acquired Corporations by any Person and is material to the business of the Acquired Corporations. The Acquired Corporations have good, valid and marketable title to all of the Acquired Corporation Proprietary Assets identified in Part 2.10(a) of the Company Disclosure Schedule, and all other Proprietary Assets owned by the Acquired Corporations that are material to the business of the Acquired Corporations taken as a whole, free and clear of all Encumbrances, except for (i) any lien for current taxes not yet due and payable,
(ii) any Encumbrances that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Acquired Corporations and (iii) any Contract to which an Acquired Corporation is a party and pursuant to which an Acquired Corporation has licensed or transferred any right (whether or not currently exercisable) to use, license or otherwise exploit any Acquired Corporation Proprietary Asset to any Person. The Acquired Corporations have a valid right to use, license and otherwise exploit all Proprietary Assets identified in Part 2.10(a) of the Company Disclosure Schedule to the extent necessary to the conduct of the business of the Acquired Corporations as currently conducted. Part 2.10(a) of the Company Disclosure Schedule sets forth a list of each Contract providing for the joint development of any Acquired Corporation Proprietary Asset.

          (b) Part 2.10(b)(i) of the Company Disclosure Schedule sets forth a complete copy of the Company's standard form of license agreement (the "COMPANY'S STANDARD LICENSE AGREEMENT"). Part 2.10(b)(ii) of the Company Disclosure Schedule identifies (i) each Contract to which an Acquired Corporation is a party as of the date hereof and pursuant to which an Acquired Corporation has licensed or transferred any material right (whether or not currently exercisable) to use, license or otherwise exploit any Acquired Corporation Proprietary Asset to any Person (other than those Contracts entered into in the ordinary course of business on terms

                                      13.

that do not deviate in any material respects from the Company's Standard License Agreement (except as provided in (ii) below)) and (ii) each Contract which deviates from the Company's Standard License Agreement with respect to (A) continuing obligations, including, without limitation, service or post-contract customer support transactions, (B) delivery of additional product (including, without limitation, additional versions, features, functions and language) and separate rights to upgrade and (C) amendments, arrangements, agreements or side deals not described in such Contract, in a manner which individually or in the aggregate is materially adverse to the business of the Acquired Corporations.

          (c) The Acquired Corporations have taken reasonable measures and precautions to protect and maintain the confidentiality and secrecy of all material Acquired Corporation Proprietary Assets (except Acquired Corporation Proprietary Assets whose value would be unimpaired in any material respect by disclosure). Without limiting the generality of the foregoing, (i) all current employees of the Acquired Corporations who are or were involved in, or who have contributed to, the creation or development of any material Acquired Corporation Proprietary Asset have executed and delivered to the Acquired Corporations an agreement that at the time of execution was in the form of the Company's then existing Confidential Information and Invention Assignment Agreement, and (ii) all current consultants and independent contractors to the Acquired Corporations who are or were involved in, or who have contributed to, the creation or development of any material Acquired Corporation Proprietary Asset have executed and delivered to the Company an agreement that at the time of execution was in the form of the Company's then existing Consultant Confidential Information and Invention Assignment Agreement. The Company has made available to Parent the current forms of the Company's Confidential Information and Inventions Agreements for employees and consultants. No current or former employee, officer, director, shareholder, consultant or independent contractor has any right, claim or interest, including, without limitation, any moral rights, in or with respect to any Acquired Corporation Proprietary Asset.

          (d) Except as set forth in Part 2.10 (d) of the Company Disclosure Schedule, to the knowledge of the Company: (i) all patents, trademarks, tradenames, service marks, maskwork rights, copyrights and trade secrets held by any of the Acquired Corporations are valid, enforceable and subsisting; (ii) none of the Acquired Corporation Proprietary Assets and no Proprietary Asset that is currently being developed by any of the Acquired Corporations (either by itself or with any other Person) infringes, misappropriates or conflicts with any Proprietary Asset owned or used by any other Person; (iii) none of the products that are or have been designed, created, developed, assembled, manufactured or sold by any of the Acquired Corporations is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, and none of such products has at any time infringed, misappropriated or made any unlawful or unauthorized use of, and none of the Acquired Corporations or any of their Representatives has received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person; and (iv) no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any material Acquired Corporation Proprietary Asset.

                                      14.

          (e) The Acquired Corporation Proprietary Assets constitute all the Proprietary Assets necessary to enable the Acquired Corporations to conduct their business in the manner in which such business has been and is being conducted. Except as set forth in Part 2.10(e) of the company disclosure Schedule, none of the Acquired Corporations has (i) licensed any of the Acquired Corporation Proprietary Assets to any Person on an exclusive basis, (ii) entered into any covenant not to compete or (iii) entered into any Contract limiting its ability to transact business in any market or geographical area or with any Person.

          (f) Part 2.10(f)(i) of the Company Disclosure Schedule sets forth a complete copy of the Company's standard form of source code escrow agreement (the "COMPANY'S STANDARD SOURCE CODE ESCROW AGREEMENT"). Part 2.10(f)(ii) of the Company Disclosure Schedule identifies each Contract to which an Acquired Corporation is a party as of the date hereof and pursuant to which an Acquired Corporation has disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, of the source code, or any portion of the source code of any Acquired Corporation Proprietary Asset (other than those Contracts entered into in the ordinary course of business on terms that do not deviate in any material respect from the Company's Standard Source Code Escrow Agreement). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the required disclosure or delivery by the Acquired Corporations or any of their escrow agents to any Person of the source code, or any portion or aspect of the source code, or any proprietary information or algorithm contained in any source code, of any Acquired Corporation Proprietary Asset. Neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby would reasonably be expected to result in the required release or disclosure by the Acquired Corporations or any of their escrow agents of the source code, or any portion or aspect of the source code, or any proprietary information or algorithm contained in or relating to any source code, of any Acquired Corporation Proprietary Asset.

          (g) All software (and related Acquired Corporation Proprietary Assets) that is sold, licensed or transferred by any Acquired Corporation to any Person ("PRODUCTS") are designed to be used prior to, during and after the year 2000 ("YEAR 2000"), and are Year 2000 Compliant (as defined below). To the knowledge of the Company, each of the Acquired Corporations has taken adequate steps to ensure that all software (and related Proprietary Assets) used in its operations are Year 2000 Compliant (as defined below). For purposes of this Agreement, "YEAR 2000 COMPLIANT" shall mean that the Products can, individually, and in combination and in conjunction with all other systems, products or processes with which they are required or designed to interface, continue to be used normally and to operate successfully (both in functionality and performance in all material respects) over the transition into the twenty first century when used in accordance with the documentation relating to the Products, including being able to, before, on and after January 1, 2000 substantially conform to the following: (i) use logic pertaining to dates which allow users to identify and/or use the century portion of any date fields without special processing; and (ii) respond to all date elements and date input so as to resolve any ambiguity as to century in a disclosed, defined and pre-determined manner and provide date information in ways which are unambiguous as to century, either by permitting or

                                      15.

requiring the century to be specified or where the data element is represented without a century, the correct century is unambiguous for all manipulations involving that element.

  2.11    CONTRACTS.

          (a) Part 2.11 of the Company Disclosure Schedule identifies each Acquired Corporation Contract as of the date of this Agreement that constitutes a "Major Contract." For purposes of this Agreement, each of the following shall be deemed to constitute a "MAJOR CONTRACT":

              (i) (A) any written Contract relating to the employment of, or the performance of services by, any employee other than at will employment or a Contract required solely on the basis of any Legal Requirement, (B) any Contract pursuant to which any of the Acquired Corporations is required to make any severance, termination or similar payment, bonus or relocation payment or any other payment (other than payments in respect of salary or bonus paid in the ordinary course consistent with past practices) to any current or former employee or director of any of the Acquired Corporations and (C) any Contract or Plan (including, without limitation, any stock option plan, stock appreciation plan or stock purchase plan), any of the benefits of which may be increased, or the vesting of benefits of which would be accelerated as a result of the Merger;

              (ii) any material written Contract (A) providing for the acquisition, transfer, development, sharing, license (to or by any of the Acquired Corporations), use or other exploitation of any Proprietary Asset (except for any Contract pursuant to which any Proprietary Asset is licensed to the Acquired Corporations under any third party software license generally available to the public); or (B) with respect to the distribution or marketing of any products of the Acquired Corporations;

              (iii) any Contract which provides for indemnification of any officer, director, employee or agent of any of the Acquired Corporations;

              (iv) any Contract (not otherwise disclosed in Part 2.11 of the Company Disclosure Schedule) imposing any restriction on the right or ability of any Acquired Corporation (A) to license any of the Acquired Corporation Proprietary Assets to any Person, (B) to compete or (C) to transact business in any market or geographic area or with any Person;

              (v) any Contract (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities (other than the issuance of Company Common Stock upon the valid exercise of Company Options outstanding as of the date of this Agreement), (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities, or (C) providing the Company with any right of first refusal with respect to, or right to repurchase or redeem, any securities (other than under any Plan);

              (iv) any Contract requiring that the Company give any notice or provide any information to any Person prior to accepting any Acquisition Proposal;


                                      16.

              (vii) any Contract (not otherwise identified in Part 2.11 of the Company Disclosure Schedule) that contemplates or involves payment or delivery of cash or other consideration by or to the Company for goods or services in an aggregate amount in excess of $250,000 in any one year or $500,000 over the term of such Contract;

              (viii) any Contract or Plan (including, without limitation, any stock option plan, stock appreciation plan or stock purchase plan), any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the execution of this Agreement or the consummation of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

              (ix) any joint marketing or development Contract currently in force under which an Acquired Corporation has continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of thirty (30) days or less, or any Major Contract pursuant to which an Acquired Corporation has continuing material obligations to jointly develop any Proprietary Asset that will not be owned, in whole or in part, by an Acquired Corporation and which may not be canceled without penalty upon notice of ninety (90) days or less; and

              (x) any Contract currently in force to disclose or deliver to any Person, or permit the disclosure or delivery to any escrow agent or other Person, of the source code, or any portion of the source code of any Acquired Corporation Proprietary that is material to the Acquired Corporations taken as a whole, except for any Contract that does not differ from the Company's Standard Source Code Escrow Agreement in any material respect.

          (b) Each Major Contract, to the knowledge of the Company, is valid and in full force and effect, and is enforceable by an Acquired Corporation in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          (c) Except as set forth in Part 2.11 of the Company Disclosure Schedule and except as would not individually or in the aggregate have a Material Adverse Effect on the Acquired Corporations: (i) none of the Acquired Corporations has violated or breached, or committed any default under, any Acquired Corporation Contract, and, to the knowledge of the Company, no other Person has violated or breached, or committed any default under, any Acquired Corporation Contract; (ii) to the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) result in a violation or breach by the Acquired Corporations of any of the provisions of any Acquired Corporation Contract, (B) give any Person the right to declare a default or exercise any remedy under any Acquired Corporation Contract, (C) give any Person the right to a rebate, chargeback, penalty or change in delivery schedule under any Acquired Corporation Contract, (D) give any Person the right to accelerate the maturity or performance of any Acquired Corporation Contract, or (E) give any Person the right


                                      17.

to cancel, terminate or modify any Acquired Corporation Contract; (iii) none of the Acquired Corporations or any of their Representatives has received any written notice regarding any actual or possible violation or breach by the Acquired Corporations of, or default under, any Acquired Corporation Contract; and (iv) each of the Acquired Corporations has obtained all necessary export licenses related to the export of its products.

          (d) There is no Acquired Corporation Contract to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations.

  2.12 YEAR 2000 LIABILITIES. Except as would not have a Material Adverse Effect on the Acquired Corporations, none of the Acquired Corporations has any accrued, contingent or other liabilities of any nature, either matured or unmatured, relating to costs associated with insuring that the computer systems, or any software utilized by the Acquired Corporations or other components of the Acquired Corporations' information technology infrastructure are Year 2000 Compliant (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (a) liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet; and (b) normal and recurring liabilities that have been incurred by the Acquired Corporations since the date of the Unaudited Interim Balance Sheet in the ordinary course of business and consistent with past practices.

  2.13 COMPLIANCE WITH LEGAL REQUIREMENTS. Each of the Acquired Corporations is, and has at all times since March 31, 1995 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on the Acquired Corporations. Since March 31, 1995, none of the Acquired Corporations has received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on the Acquired Corporations.

  2.14 GOVERNMENTAL AUTHORIZATIONS. The Acquired Corporations hold all Governmental Authorizations necessary to enable the Acquired Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted. All such Governmental Authorizations are valid and in full force and effect.

  2.15    TAX MATTERS.

          (a) All Tax Returns required to be filed by or on behalf of the respective Acquired Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "ACQUIRED CORPORATION RETURNS") if due on or before the Closing Date (i) have been or will be filed on or before the applicable due date (including any extensions of such due date if properly obtained), and (ii) have been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Acquired Corporation Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

                                      18.

          (b) The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP. Each Acquired Corporation will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from the date of this Agreement through the Closing Date.

          (c) Since March 31, 1995, no Acquired Corporation Return has been examined or audited by any Governmental Body. No extension or waiver (other than the normal extension occurring by reason of an extension of time to file a Return) of the limitation period applicable to any of the Acquired Corporation Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from any Acquired Corporation.

          (d) No claim or Legal Proceeding is pending or, to the best of the knowledge of the Company, has been threatened against or with respect to any Acquired Corporation in respect of any material Tax. There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any Acquired Corporation with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Acquired Corporations and with respect to which adequate reserves for payment have been established). There are no liens for material Taxes upon any of the assets of any of the Acquired Corporations except liens for current Taxes not yet due and payable. None of the Acquired Corporations has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. None of the Acquired Corporations has been, and none of the Acquired Corporations will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

          (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of any of the Acquired Corporations that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. None of the Acquired Corporations is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

  2.16    EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

          (a) Part 2.16 of the Company Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the "PLANS") sponsored, maintained, contributed to or required to be contributed to

                                      19.

by any of the Acquired Corporations for the benefit of any current or former employee of any of the Acquired Corporations.

     (b) Except as set forth in Part 2.16of the Company Disclosure Schedule, none of the Acquired Corporations maintains, sponsors or contributes to, and none of the Acquired Corporations has at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of employees or former employees of any of the Acquired Corporations (a "PENSION PLAN"). None of the Plans identified in
Part 2.16 of the Company Disclosure Schedule is subject to Title IV of ERISA or
Section 412 of the Code.

     (c) Except as set forth in Part 2.16 of the Company Disclosure Schedule, none of the Acquired Corporations maintains, sponsors or contributes to any: (i) employee welfare benefit plan (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of any employees or former employees of any of the Acquired Corporations (a "WELFARE PLAN"), or (ii) self-funded medical, dental or other similar Plan. None of the Plans identified in Section 2.16 of the Company Disclosure Schedule is a multi-employer plan (within the meaning of Section 3(37) of ERISA).

     (d) With respect to each Plan, the Company has made available to Parent:
(i) a copy of such Plan (including all amendments thereto); (ii) a copy of the annual report, if required under ERISA, with respect to such Plan for the last two years; (iii) a copy of the most recent summary plan description, together with each Summary of Material Modifications thereto, if required under ERISA, with respect to such Plan; (iv) if such Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof; (v) copies of all material Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and (vi) a copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

     (e) None of the Acquired Corporations is or has ever been required to be treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. None of the Acquired Corporations has ever been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. None of the Acquired Corporations has ever made a complete or partial withdrawal from a multi-employer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

     (f) None of the Acquired Corporations has any commitment to create any Welfare Plan or any Pension Plan, or to modify or change any existing Pension Plan (other than


                                      20.

to comply with applicable law) in a manner that would affect any employee of any of the Acquired Corporations.

     (g) No Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former employee of any of the Acquired Corporations after any such employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Company Balance Sheet, (iii) benefits the full cost of which are borne by current or former employees of any of the Acquired Corporations (or the employees' beneficiaries), (iv) death or retirement benefits under any Pension Plan, (v) disability benefits under any Welfare Plan,
(vi) benefits arising in connection with a separation or severance program, plan or arrangement and (vii) life insurance benefits for employees who died while in service).

     (h) With respect to any Plan constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects.

     (i) To the knowledge of the Company, each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to ERISA and the Code.

     (j) Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination, opinion, advisory or notification letter from the Internal Revenue Service or has an application currently pending, and the Company is not aware of any material reason why any such letter should be revoked.

     (k) Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former employee or director of any of the Acquired Corporations (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits (unless the Parent causes a partial or full termination to occur under a Pension Plan).

     (l) Part 2.16 of the Company Disclosure Schedule contains a list of all salaried employees of each of the Acquired Corporations as of the date of this Agreement, and correctly reflects, in all material respects, their base salaries, their targeted annual bonus amounts, their dates of employment and their positions. None of the Acquired Corporations is a party to any collective bargaining contract or other Contract with a labor union involving any of its employees. All of the employees of the Acquired Corporations are "at will" employees.

     (m) Each Plan complies in all material respects with all applicable Legal Requirements. Each of the Acquired Corporations is in compliance in all material respects with all Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

                                      21.

     (n) Each of the Plans in effect as of the Closing Date shall be maintained in effect with respect to current employees, consultants, directors, officers and other individuals who are covered by any such Plan immediately prior to the Closing Date (the "AFFILIATED EMPLOYEES") until Parent otherwise determines after the Closing Date; provided, however, that Parent or its Subsidiary shall provide benefits to the Affiliated Employees for a period of not less than one
(1) year following the Closing Date which are no less favorable in the aggregate than those provided under the Company's Pension Plans and Welfare Plans.
Without limitation of the foregoing, each employee of the Company or Merger Sub immediately prior to the Closing Date who is participating in any Plan shall receive credit for pre-Closing service with the Company and its Subsidiaries or predecessor entities for all purposes under the Company's Pension Plans and Welfare Plans or any successor plans to such plans offered by Parent or its Subsidiaries or affiliates including (without limitation) eligibility to participate, vesting and waiting periods under any benefit plan of Parent or any of its Subsidiaries or affiliates.

  2.17 ENVIRONMENTAL MATTERS. Except as would not have a Material Adverse Effect on the Acquired Corporations: each of the Acquired Corporations is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by each of the Acquired Corporations of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; none of the Acquired Corporations has received any notice whether from a Governmental Body, citizens group, employee or otherwise, that alleges that any of the Acquired Corporations is not in compliance with any Environmental Law, and, to the knowledge of the Company, there are no circumstances that will prevent or interfere with the compliance by any of the Acquired Corporations with any Environmental Law in the future; to the best of the knowledge of the Company, no current or prior owner of any property leased or controlled by any of the Acquired Corporations has received any written notice whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or any of the Acquired Corporations is not in compliance with any Environmental Law; to the knowledge of the Company, all property that is leased to, controlled by or used by the Company, and all surface water, groundwater and soil associated with or adjacent to such property is in clean and healthful condition and is free of any material illegal environmental contamination. (For purposes of this Section 2.17: (i) "ENVIRONMENTAL LAW" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "MATERIALS OF ENVIRONMENTAL CONCERN" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

  2.18 INSURANCE. The Company has delivered to Parent a copy of each insurance policy and each self insurance program relating to the business, assets or operations of any of the Acquired Corporations. Each such insurance policy is in full force and effect as of the date of

                                      22.

this Agreement. Since December 31, 1997, except as set forth in Part 2.18 of the Company Disclosure Schedule and except as would not have a Material Adverse Effect on the Acquired Corporations, none of the Acquired Corporations has received any written notice regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any material claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

  2.19 TRANSACTIONS WITH AFFILIATES. Except as set forth in the Company SEC Documents, since the date of the Company's last proxy statement filed with the SEC, no event has occurred as of the date of this Agreement that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Part 2.19 of the Company Disclosure Schedule identifies each person who is an "affiliate" (as that term is used in Rule 145 promulgated under the Securities Act) of the Company as of the date of this Agreement.

  2.20  LEGAL PROCEEDINGS; ORDERS.

        (a) As of the date hereof, except as set forth in Part 2.20 of the Company Disclosure Schedule, there is no pending Legal Proceeding, and no Person has, to the knowledge of the Company, overtly threatened in writing to commence any Legal Proceeding: (i) that involves any of the Acquired Corporations or any of the assets owned or used by any of the Acquired Corporations, including, without limitation, any Acquired Company Proprietary Asset; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. As of the date hereof, to the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of any of the Acquired Corporations to seek indemnification from any of the Acquired Corporations.

        (b) There is no order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets material to the business of the Acquired Corporations, is subject. To the knowledge of the Company, no officer or other employee of any of the Acquired Corporations is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Corporations.

  2.21  AUTHORITY; INAPPLICABILITY OF ANTI-TAKEOVER STATUTES; BINDING NATURE
OF AGREEMENT. The Company has the corporate power and authority to enter into and, subject to obtaining shareholder approval, to perform its obligations under this Agreement. The Board of Directors of the Company (at a meeting duly called and held) (a) unanimously determined that the Merger is fair and in the best interests of the Company and its shareholders, (b) unanimously approved the execution, delivery and performance of this Agreement by the Company and has unanimously approved the Merger and (c) unanimously recommended the adoption and approval of this Agreement and the Merger by the holders of Company Common Stock and directed that

                                      23.

this Agreement and the Merger be submitted for consideration by the Company's shareholders at the Company Shareholders' Meeting (as defined in Section 5.2). This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

  2.22 NO EXISTING DISCUSSIONS. As of the date of this Agreement, none of the Acquired Corporations, and no Representative of any of the Acquired Corporations, is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal other than the Merger.

  2.23 ACCOUNTING MATTERS. To the knowledge of the Company, neither the Company nor any of its affiliates has taken or agreed to, or plans to, take any action that would prevent Parent from accounting for the Merger as a "pooling of interests."

  2.24 VOTE REQUIRED. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Shareholder Meeting (the "REQUIRED COMPANY SHAREHOLDER VOTE") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt and approve this Agreement and the Merger.

  2.25 NON-CONTRAVENTION; CONSENTS. Except as set forth in Part 2.25 of the Company's Disclosure Schedule, neither (1) the Company's execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger will directly or indirectly (with or without notice or lapse of time):

        (a) contravene, conflict with or result in a violation of (i) any of the provisions of the articles of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, or (ii) any resolution adopted by the shareholders, the board of directors or any committee of the board of directors of any of the Acquired Corporations;

        (b) contravene, conflict with or result in a violation of any order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets material to the business the Acquired Corporations, is subject;

        (c) contravene, conflict with or result in a violation of any of the material terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by and is material to any of the Acquired Corporations or that otherwise relates to and is material to the business of any of the Acquired Corporations or to any of the assets owned or used by any of the Acquired Corporations;

        (d) contravene, conflict with or result in a violation or breach of or result in a default under, any provision of any Acquired Corporation Contract that is or would constitute a Major Contract, or give any Person the right to
(i) declare a default or exercise any remedy under

                                      24.

any such Acquired Corporation Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Acquired Corporation Contract, (iii) accelerate the maturity or performance of any such Acquired Corporation Contract, or (iv) cancel, terminate or modify any term of such Acquired Corporation Contract;

        (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Corporations (except for Encumbrances that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations); or

        (f) result in the disclosure or delivery to any escrow holder or other Person (other than Parent or Merger Sub) of the source code, or any portion or aspect of the source code, or any proprietary information or algorithm contained in or relating to any source code, of any material Acquired Corporation Proprietary Asset, or the transfer of any material asset of any of the Acquired Corporations to any Person (other than Parent or Merger Sub).

Except as may be required by the Exchange Act, the CGCL, the HSR Act and the rules of the National Association of Securities Dealers, Inc. ("NASD") (as they relate to the S-4 Registration Statement and the Prospectus/Proxy Statement, as defined in Section 2.28(b)), none of the Acquired Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body or any industry regulatory body in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

  2.26 FAIRNESS OPINION. The Company's Board of Directors has received the opinion of Morgan Stanley & Co. Incorporated, financial advisor to the Company, dated at or about the date of this Agreement, to the effect that the Exchange Ratio is fair to the shareholders of the Company from a financial point of view. The Company will provide a copy of the written opinion to Parent upon its request.

  2.27 FINANCIAL ADVISOR. Except for Morgan Stanley & Co. Incorporated, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquired Corporations. The total of all fees, commissions and other amounts that have been paid by the Company to Morgan Stanley & Co. Incorporated and all fees, commissions and other amounts that may become payable to Morgan Stanley & Co. Incorporated by the Company if the Merger is consummated have been communicated to Parent and the amounts to be paid shall not exceed the amounts so communicated. Upon the request of Parent, the Company will deliver to Parent copies of all written agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements relating to the engagement of Morgan Stanley & Co. Incorporated.

                                      25.

  2.28 DISCLOSURE. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (the "S-4 REGISTRATION STATEMENT") will, at the time the S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement to be filed with the SEC as part of the S-4 Registration Statement (the "PROSPECTUS/PROXY STATEMENT"), will, at the time the Prospectus/Proxy Statement is mailed to the shareholders of the Company or Parent, at the time of the Company Shareholders' Meeting or Parent Shareholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

  2.29 CUSTOMS. The Acquired Corporations have acted with reasonable care to properly value and classify, in accordance with applicable tariff laws, rules and regulations, all goods that the Acquired Corporations import into the United States or any other country (the "IMPORTED GOODS"). To the Company's knowledge, there are currently no claims for material amounts pending against any of the Acquired Corporations by the U.S. Customs Service (or other foreign customs authorities) relating to the valuation, classification or marking of the Imported Goods. To the Company's knowledge, since January 1, 1995 there have not been any material penalties assessed or claimed by the U.S. Customs Service or foreign customs authorities with respect to the Imported Goods. To the Company's knowledge, the Acquired Corporations have paid to the U.S. Customs Service and relevant foreign customs authorities, with such exceptions as are not material, all duties, tariffs and excise taxes assessed, due and payable with such exceptions as would not result, in any individual case or series of related cases in a Material Adverse Effect on the Acquired Corporations.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.

     Parent and Merger Sub represent and warrant to the Company that, except as set forth in the disclosure schedule that has been prepared by Parent in accordance with the requirements of Section 9.6 and that has been delivered to the Company on the date of this Agreement and signed on behalf of Parent by the President of Parent (the "PARENT DISCLOSURE SCHEDULE"):

  3.1 ORGANIZATION, STANDING AND POWER. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of

                                      26.

California. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.

  3.2 CERTIFICATE OF INCORPORATION AND BYLAWS. Parent has delivered to the Company accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of Parent, including all amendments thereto. Parent is not in violation of any of the provisions of its certificate of incorporation or bylaws. Parent has delivered to the Company accurate and complete copies of the articles of incorporation, bylaws and other charter and organizational documents of Merger Sub, including all amendments thereto. Merger Sub is not in violation of any of the provisions of its articles of incorporation or bylaws.

  3.3   CAPITALIZATION, ETC.

        (a) The authorized capital stock of Parent consists of: (i) 200,000,000 shares of Parent Common Stock, $0.001 par value, of which, as of February 4, 1998, 35,522,785 shares were issued and outstanding (which amount does not materially differ from the amount issued and outstanding as of the date hereof); and (ii) 2,000,000 shares of preferred stock, $0.001 par value per share, of which no shares are outstanding as of the date of this Agreement. As of the date of this Agreement, there are no outstanding subscriptions, options, calls, warrants or rights to acquire shares of Parent Common Stock other than pursuant to stock issuance or stock option plans or other arrangements disclosed in the Parent SEC Documents. The authorized capital stock of Merger Sub consists of 100 shares of Common Stock ("Merger Sub Common Stock"), no par value, all of which have been issued and are outstanding as of the date of this Agreement and are held by Parent. As of the date of this Agreement, there are no shares of Parent Common Stock held in treasury by Parent. None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right.

  3.4   SEC FILINGS; FINANCIAL STATEMENTS.

        (a) Parent has made available to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by Parent with the SEC between January 1, 1997 and the date of this Agreement and will make available to the Company accurate and complete copies of all such registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed after the date of this Agreement and prior to the Effective Date (the "PARENT SEC DOCUMENTS"). As of the time it was filed with the SEC (or, if amended or superseded by a later filing, then on the date of such filing): (i) each of the Parent SEC Documents filed with the SEC complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) as of the date of such filing and any company SEC Documents filed after the date hereof and prior to the Effective Time will so comply; and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make

                                      27.

the statements therein, in the light of the circumstances under which they were made, not misleading.

        (b) The consolidated financial statements contained in the Parent SEC
Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments which in the case of the Parent's SEC Documents already filed as of the date hereof are not reasonably expected to be, individually or in the aggregate, material in amount); and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby. The audited consolidated balance sheet of Parent and its subsidiaries included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 is sometimes referred to herein as the "PARENT BALANCE SHEET." All financial statements (including any related notes) contained in Company SEC Documents filed after the date hereof shall meet the conditions set forth in
(i), (ii) and (iii) of this Section 3.4(b).

        (c) The Company has recognized revenues in accordance with 91-1.

  3.5 DISCLOSURE. None of the information to be supplied by or on behalf of Parent for inclusion in the S-4 Registration Statement will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Prospectus/Proxy Statement will, at the time the Prospectus/Proxy Statement is mailed to the shareholders of the Company or Parent, at the time of the Company Shareholders' Meeting or the Parent Stockholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The S-4 Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement.

  3.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in Part 3.6 of the Parent Disclosure Schedule between the date of the Parent Balance Sheet and the date of this Agreement: (i) there has not been any event that has had or would reasonably be expected to have a Material Adverse Effect on Parent; (ii) Parent has not declared, accrued, set aside or paid

                                      28.

any dividend; and (iii) the Company has not incurred any liabilities other than in the ordinary course of business and consistent with past practices.

  3.7 AUTHORITY; BINDING NATURE OF AGREEMENT. Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

  3.8 NON-CONTRAVENTION; CONSENTS. Neither (i) Parent or Merger Sub's execution, delivery or performance of this Agreement or any of the other agreements contemplated by this Agreement nor (ii) the consummation of the Merger will directly or indirectly (with or without the lapse of time) (a) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Parent or the articles of incorporation or bylaws of Merger Sub, or (b) result in a default by Parent or Merger Sub under any Contract to which Parent or Merger Sub is a party, except for any default which has not had and will not have a Material Adverse Effect on Parent, or (c) result in a violation by Parent or Merger Sub of any order, writ, injunction, judgment or decree to which Parent or Merger Sub is subject, except for any violation which has not had and will not have a Material Adverse Effect on Parent. Except as may be required by the Securities Act, the Exchange Act, state securities or "blue sky" laws, the CGCL, the HSR Act and the rules of the NASD (as they relate to the S-4 Registration Statement and the Prospectus/Proxy Statement), Parent is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of this Agreement, or the consummation of the Merger.

  3.9   PROPRIETARY ASSETS.

        (a) Parent has good, valid and marketable title to all Proprietary Assets owned by Parent that are material to the business of the Parent taken as a whole, free and clear of all Encumbrances, except for (i) any lien for current taxes not yet due and payable, (ii) any Encumbrances that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Parent and (iii) any Contract to which Parent is a party and pursuant to which Parent has licensed or transferred any right (whether or not currently exercisable) to use, license or otherwise exploit any Parent Proprietary Asset to any Person. Parent has a valid right to use, license and otherwise exploit all Proprietary Assets of Parent to the extent necessary to the conduct of the business of Parent as currently conducted.

        (b) To the knowledge of Parent: (i) all patents, trademarks, tradenames, service marks, maskwork rights, copyrights and trade secrets held by any of Parent are valid, enforceable and subsisting; (ii) none of Parent Proprietary Assets and no Proprietary Asset that is

                                      29.

currently being developed by Parent (either by itself or with any other Person) infringes, misappropriates or conflicts with any Proprietary Asset owned or used by any other Person; (iii) none of the products that are or have been designed, created, developed, assembled, manufactured or sold by Parent is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, and none of such products has at any time infringed, misappropriated or made any unlawful or unauthorized use of, and neither Parent nor any of its Representatives has received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person; and (iv) no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any material Parent Proprietary Asset.

  3.10  CONTRACTS.  Except as would not have a Material Adverse Effect on
Parent: (i) Parent has not violated or breached, or committed any default under, any Contract to which the Parent is a party and which is material to the conduct of the Parent's business as currently conducted, and, to the knowledge of Parent, no other Person has violated or breached, or committed any default under, any such Contract; (ii) to the knowledge of Parent, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) result in a violation or breach by Parent of any of the provisions of any such Contract, (B) give any Person the right to declare a default or exercise any remedy under any such Contract, (C) give any Person the right to a rebate, chargeback, penalty or change in delivery schedule under any such Contract, (D) give any Person the right to accelerate the maturity or performance of any such Contract, or (E) give any Person the right to cancel, terminate or modify any such Contract;
(iii) neither Parent nor its Representatives has received any written notice or other communication regarding any actual or possible violation or breach by Parent of, or default under, any such Contract; and (iv) Parent has obtained all necessary export licenses related to the export of its products.

  3.11 COMPLIANCE WITH LEGAL REQUIREMENTS. Parent is, and has at all times since December 31, 1996 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on Parent. Since December 31, 1996, Parent has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement, which failure to comply has had a Material Adverse Effect on Parent.

  3.12  TAX MATTERS.

        (a) All Tax Returns required to be filed by or on behalf of Parent with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "PARENT RETURNS") if due on or before the Closing Date (i) have been or will be filed on or before the applicable due date (including any extensions of such due date if properly obtained), and (ii) have been, or will be when filed, prepared in all material respects in compliance with all

                                      30.

applicable Legal Requirements. All amounts shown on Parent Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

        (b) Parent Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP. Parent will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from the date of this Agreement through the Closing Date.

        (c) Since December 31, 1996, no Parent Return has ever been examined or audited by any Governmental Body. No extension or waiver (other than the normal extension occurring by reason of an extension of time to file a Return) of the limitation period applicable to any of Parent Returns has been granted (by Parent or any other Person), and no such extension or waiver has been requested from Parent.

        (d) No claim or Legal Proceeding is pending or, to the best of the knowledge of Parent, has been threatened against or with respect to Parent in respect of any material Tax. There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by Parent with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by Parent and with respect to which adequate reserves for payment have been established). There are no liens for material Taxes upon any of the assets of Parent except liens for current Taxes not yet due and payable. Parent has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. Parent has not been, nor will it be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

        (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of Parent that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. Parent is not, nor has it ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

  3.13 GOVERNMENTAL AUTHORIZATIONS. Parent holds all Governmental Authorizations necessary to enable Parent to conduct its business in the manner in which such business is currently being conducted. All such Governmental Authorizations are valid and in full force and effect.

  3.14 LEGAL PROCEEDINGS . As of the date of this Agreement, there is no pending Legal Proceeding, and no Person has, to the knowledge of Parent, overtly threatened in writing to commence any Legal Proceeding that would have a Material Adverse Effect on Parent.

                                      31.

  3.15 VOTE REQUIRED. The only vote of Parent's stockholders required to approve the issuance of Parent Common Stock in the Merger is the vote prescribed by rules of the NASD (the "REQUIRED PARENT STOCKHOLDER VOTE").

  3.16 VALID ISSUANCE. The Parent Common Stock to be issued by virtue of the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

  3.17 ACCOUNTING MATTERS. To the best of the knowledge of Parent, Parent has not taken and has not agreed, and does not plan, to take any action that would prevent Parent from accounting for the Merger as a "pooling of interests."

  3.18 FAIRNESS OPINION. Parent's Board of Directors has received the opinion of NationsBanc Montgomery Securities LLC, financial advisor to Parent, dated at or about the date of this Agreement, to the effect that the Exchange Ratio is fair to Parent from a financial point of view. Upon request of the Company, Parent will deliver a copy of the written opinion to the Company.

SECTION 4.  CERTAIN COVENANTS OF THE COMPANY.

  4.1 ACCESS AND INVESTIGATION. During the period from the date of this Agreement through the earlier of the Effective Time and the termination of this Agreement (the "PRE-CLOSING PERIOD"), the Company shall, and shall cause the respective Representatives of the Acquired Corporations to: (a) provide Parent and Parent's Representatives with reasonable access to the Acquired Corporations' Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; and (b) provide Parent and Parent's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request.

  4.2   OPERATION OF THE COMPANY'S BUSINESS.

        (a) During the Pre-Closing Period: (i) the Company shall use commercially reasonable efforts to conduct its business and operations (A) in the ordinary course, (B) in a commercially reasonable manner and (C) in compliance with all applicable Legal Requirements, except to the extent that any failure to comply with any applicable Legal Requirements would not have a Material Adverse Effect on the Acquired Corporations; and (ii) the Company shall (to the extent requested by Parent) cause its officers to report regularly to Parent concerning the status of the Company's business.

        (b) During the Pre-Closing Period, the Company shall not (without the prior written consent of Parent), and shall not permit any of the other Acquired Corporations to:

            (i) (A) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock, or (B) repurchase, redeem or

                                      32.

otherwise reacquire any shares of capital stock or other securities other than the repurchase of unvested shares at cost and below the then fair market value of the Company Common Stock in connection with the termination of an employee of an Acquired Corporation pursuant to any Plan and consistent with past practices;

            (ii) sell, issue, grant or authorize the issuance or grant of (i) any capital stock or other security, (ii) any option, call, warrant or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may (A) issue Company Common Stock upon the valid exercise of Company Options outstanding as of the date of this Agreement, (B) grant Company Options to employees hired after the date of this Agreement consistent with past practices and subject to Parent's consent not to be unreasonably withheld and
(C) grant Company Options exercisable for an aggregate number of shares of Company Common Stock not in excess of 200,000 shares, provided that such Company Options are granted on an annual basis, at exercise prices not less than the fair market value of the Company Common Stock on the date of grant and in accordance with past practices to employees who are employees of the Acquired Corporation as of the date of this Agreement;

            (iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company's stock option plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract;

            (iv) amend or permit the adoption of any amendment to its articles of incorporation or bylaws or other charter or organizational documents, or, subject to the other terms of this Agreement, effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

            (v) form any subsidiary or acquire any equity interest or other interest in any other Entity (other than passive investments in equity interests of publicly traded securities as part of the Company's cash management program);

            (vi) make any capital expenditures in excess of $1,500,000 in the aggregate;

            (vii) acquire the business of any Entity;

            (viii) incur any indebtedness for borrowed money (other than: (i) in connection with the financing of ordinary trade payables; (ii) pursuant to existing credit facilities; (iii) in connection with leasing activities in the ordinary course of business; or (iv) for tax planning purposes in the ordinary course of business) or guarantee any indebtedness of any person for borrowed money, or issue or sell any debt securities or warrants or right to acquire debt securities of any of the Acquired Corporations or guarantee any debt securities of others.

                                      33.

            (ix) establish, adopt or amend in any material respect any Plan, pay any bonus except in accordance with the terms of existing Plans or pursuant to commitments made prior to the date of this Agreement, or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, (A) any of its directors or executive officers, or (B) with respect to non-executive officers and employees, other than normal periodic increases consistent with past practices (it being understood that Company Options shall not be included in compensation for purposes of this Section 4.2(b)(ix));

            (x) grant any severance or termination pay to any officer or employee except payments in amounts consistent with policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Parent, or adopt any new severance plan;

            (xi) hire any new employee having an annual base salary in excess of $100,000, or engage any consultant or independent contractor for the payment of compensation in excess of $100,000 over the term of such engagement, provided such term is at least for a period of one year;

            (xii) transfer or license to any Person or amend or modify in any material adverse respect any rights (including without limitation distribution rights) to the Proprietary Assets of the Acquired Corporations, or enter into assignments of future patent rights, other than non-exclusive licenses and distribution rights in the ordinary course of business and consistent with past practice;

            (xiii) sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of the Company, except in the ordinary course of business consistent with past practice or lend funds to any third party (other than intracompany loans and travel advances in the ordinary course of business);

            (xiv) change any of its methods of accounting or accounting practices in any respect other than as may be required under GAAP;

            (xv) make any material election with respect to Taxes adverse to the Acquired Corporations;

            (xvi) except in connection with this Agreement or the transactions contemplated hereby, file or settle any Legal Proceeding;

            (xvii) enter into any agreement requiring the consent or approval of any third party with respect to the Merger; or

            (xviii) agree or commit to take any of the actions described in clauses "(i)" through "(xvii)" of this Section 4.2(b).

                                      34.

        (c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that has had or would reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any representations, warranties, covenants or obligations of the Company contained in this Agreement.

  4.3 OPERATION OF THE PARENT'S BUSINESS. During the Pre-Closing Period, Parent shall not (without the prior written consent of the Company) (i) declare, accrue, set aside or pay any extraordinary dividend or any other extraordinary distribution in respect of any shares of its capital stock, (ii) repurchase, redeem or otherwise reacquire any shares of as capital stock or other securities in an extraordinary manner, (iii) amend or permit the adoption of any amendments to its certificate of incorporation, (iv) become a party to any recapitalization or (v) take any other action, if in such case the action would be materially adverse to the shareholders of the Company compared to the stockholders of the Parent.

  4.4   NO SOLICITATION.

        (a) From the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to Section 8, the Company shall not, and shall not authorize or permit any Subsidiary of the Company or any Representative of any of the Acquired Corporations (including for purposes of this Section 4.4(a) each of the affiliate shareholders of the Company listed on Exhibit B-1) to, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal, (iii) engage in discussions with any Person with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) subject to Section 5.2(c), approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that prior to the approval of this Agreement by the Required Company Shareholder Vote, this Section 4.4(a) shall not prohibit the Company from furnishing nonpublic information regarding the Acquired Corporations to, entering into a confidentiality agreement with or entering into discussions with, any Person in response to a Superior Offer submitted by such Person (and not withdrawn) if (1) neither the Company nor any Representative of any of the Acquired Corporations shall have violated any of the restrictions set forth in this Section 4.4 with respect to such Superior Offer, (2) the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company's shareholders under applicable law, (3) prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company's intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the

                                      35.

Company, and (4) contemporaneously with furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representative of any of the Acquired Corporations, whether or not such Representative is purporting to act on behalf of any of the Acquired Corporations, shall be deemed to constitute a breach of this Section 4.4 by the Company. In addition to the foregoing, the Company shall (i) provide Parent with at least 24 hours prior notice (or such lesser prior notice as provided to the members of the Company's Board of Directors but in no event less than eight hours) of any meeting of the Company's Board of Directors at which the Company's Board of Directors is reasonably expected to consider a Superior Offer and (ii) provide Parent with at least two
(2) business days or forty-eight (48) hours prior written notice of a meeting of the Company's Board of Directors at which the Company's Board of Directors is reasonably expected to recommend a Superior Offer to its shareholders and together with such notice a copy of such Superior Offer (pursuant to Section 4.4(b) below).

        (b) The Company shall promptly notify Parent of any Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal and the material terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep Parent informed with respect to the status of any such Acquisition Proposal and any material modification thereto.

        (c) The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

        (d) Nothing contained in this Section 4.4 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company's shareholders if, in the good faith judgment of the majority of the members of the Board of Directors of the Company, after consultation with independent legal counsel, failure to so disclose would be inconsistent with applicable laws.

  4.5 FINANCIAL STATEMENTS. The Company shall use commercially reasonable efforts to cause its independent auditors to deliver to Parent on or prior to April 30, 1998 the audited consolidated balance sheet of the Company and its subsidiaries at March 31, 1998 and its audited consolidated statement of results of operations for the fiscal year ended March 31, 1998, except that such balance sheet and statement of operations need not contain footnotes (collectively, the "1998 AUDITED FINANCIAL STATEMENTS"). The Company shall use commercially reasonable efforts to cause its independent auditors to deliver to Parent on or prior to May 31, 1998 the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1998.

SECTION 5.  ADDITIONAL COVENANTS OF THE PARTIES.

  5.1   REGISTRATION STATEMENT; PROSPECTUS/PROXY STATEMENT.

                                      36.

        (a) As promptly as practicable after the date of this Agreement, the Company and Parent shall prepare and cause to be filed with the SEC the S-4 Registration Statement, together with the Prospectus/Proxy Statement and any other documents required by the Securities Act, the Exchange Act or any other Federal, foreign or Blue Sky or related laws in connection with the Merger and the transactions contemplated by this Agreement ("OTHER FILINGS"). Each of Parent and the Company will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the S-4 Registration Statement, the Prospectus/Proxy Statement or any Other Filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the S-4 Registration Statement, the Prospectus/Proxy Statement, any Other Filings or the Merger.
Each of Parent and the Company shall use all reasonable efforts to cause the S-4 Registration Statement (including the Prospectus/Proxy Statement) and any Other Filings to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Parent will use all reasonable efforts to cause the Prospectus/Proxy Statement to be mailed to Parent's stockholders and the Company will use all reasonable efforts to cause the Prospectus/Proxy Statement to be mailed to the Company's shareholders, as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall promptly furnish to Parent all information concerning the Acquired Corporations and the Company's shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to any of the Acquired Corporations occurs, or if the Company becomes aware of any information, that should be set forth in an amendment or supplement to the S-4 Registration Statement or the Prospectus/Proxy Statement, then the Company shall promptly inform Parent thereof and shall cooperate with Parent in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the shareholders of the Company and the stockholders of Parent.

        (b) Prior to the Effective Time, Parent shall use reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the shareholders entitled to notice of and to vote at the Company Shareholders' Meeting; provided, however, that Parent shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (ii) file a general consent to service of process in any jurisdiction.

  5.2   COMPANY SHAREHOLDERS' MEETING.

        (a) The Company shall take all action necessary and permitted under all applicable Legal Requirements to call, give notice of, convene and hold a meeting of the holders of Company Common Stock (the "COMPANY SHAREHOLDERS' MEETING") to consider, act upon and

                                      37.

vote upon the adoption of this Agreement and approval of the Merger. The Company Shareholders' Meeting will be held as promptly as practicable and in any event, if permitted under applicable law, within forty-five (45) days after the S-4 Registration Statement is declared effective under the Securities Act; provided, however, that notwithstanding the anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Shareholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to the Company's shareholders in advance of a vote on the Merger and this Agreement or, if as of the time for which Company Shareholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company's Shareholders' Meeting. The Company shall ensure that the Company Shareholders' Meeting is called, noticed, convened, held and conducted, and subject to Section 5.2(c) that all proxies solicited by the Company in connection with the Company Shareholders' Meeting are solicited, in compliance with all applicable Legal Requirements. The Company's obligation to call, give notice of, convene and hold the Company Shareholders' Meeting in accordance with this Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal, or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of the Company with respect to the Merger.

        (b) Subject to Section 5.2(c): (i) the Board of Directors of the Company shall unanimously recommend that the Company's shareholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Shareholders' Meeting; (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has unanimously recommended that the Company's shareholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Shareholders' Meeting; and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Parent, the unanimous recommendation of the Board of Directors of the Company that the Company's shareholders vote in favor of and adopt and approve this Agreement and the Merger. For purposes of this Agreement, said recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous.

        (c) Nothing in this Agreement shall prevent the Board of Directors of the Company from withholding, withdrawing, amending or modifying its unanimous recommendation in favor of the Merger if (i) a Superior Offer is made to the Company and is not withdrawn, (ii) neither the Company nor any of its Representatives shall have violated any of the restrictions set forth in Section 4.4, and (iii) the Board of Directors of the Company concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company's shareholders under applicable law (and, in any such case, to the extent it does so, the Company may refrain from soliciting proxies to secure the vote of its shareholders as may

                                      38.

otherwise be required hereby). Subject to applicable laws, nothing contained in this Section 5.2 shall limit the Company's obligation to hold and convene the Company Shareholders' Meeting (regardless of whether the unanimous recommendation of the Board of Directors of the Company shall have been withdrawn, amended or modified).

  5.3   PARENT STOCKHOLDERS' MEETING.

        (a) Parent shall take all action necessary and permitted under all applicable Legal Requirements to call, give notice of, convene and hold a meeting of the holders of Parent Common Stock to consider and vote upon the issuance of Parent Common Stock in the Merger (the "PARENT STOCKHOLDERS' MEETING"). The Parent Stockholders' Meeting will be held as promptly as practicable and in any event, if permitted under applicable law, within forty-five (45) days after the S-4 Registration Statement is declared effective under the Securities Act; provided, however, that notwithstanding the anything to the contrary contained in this Agreement, Parent may adjourn or postpone the Parent Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to Parent's stockholders in advance of a vote on the issuance of Parent Common Stock in the Merger or, if as of the time for which the Parent Stockholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent's Stockholders' Meeting.

        (b) (i) The board of directors of Parent shall unanimously recommend that Parent's stockholders vote in favor of the issuance of Parent Common Stock in the Merger; (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the board of directors of Parent has unanimously recommend that Parent's stockholders vote in favor of the issuance of Parent Common Stock in the Merger; and (iii) neither the board of directors of Parent nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to the Company, the unanimous recommendation of the board of directors of Parent that Parent's stockholders vote in favor of the issuance of Parent Common Stock in the Merger. For purposes of this Agreement, said recommendation of Parent's board of directors shall be deemed to have been modified in a manner adverse to the Company if said recommendation shall no longer be unanimous.

  5.4 REGULATORY APPROVALS. The Company and Parent shall use all reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act in connection with the Merger. The Company and Parent shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other Governmental Body in connection with antitrust or related matters. Each of the Company and

                                      39.

Parent shall (1) give the other party prompt notice of the commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such Legal Proceeding, and (3) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Merger. The Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law. In addition, except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law or any other similar Legal Proceeding, each of the Company and Parent agrees to permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

  5.5   STOCK OPTIONS.

        (a) At the Effective Time, all rights with respect to Company Common Stock under each Company Option then outstanding shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume each such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the stock option plan under which it was issued and the stock option agreement by which it is evidenced. From and after the Effective Time,
(i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such Company Option shall be equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounding down to the nearest whole share (with cash, less the applicable exercise price, being payable for any fraction of a share), (iii) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price under such Company Option by the Exchange Ratio and rounding up to the nearest cent and (iv) any restriction on the exercise of any such Company Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that each Company Option assumed by Parent in accordance with this
Section 5.5(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction subsequent to the Effective Time. It is the intention of the parties that Company Options assumed by Purchaser qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such Company Options qualified as incentive stock options immediately prior to the Effective Date.

        (b) The Company shall take all action that, subject to pooling restrictions, may be necessary (under the plans pursuant to which Company Options are outstanding and

                                      40.

otherwise) to effectuate the provisions of this Sec outstanding and otherwise) to effectuate the provisions of this Section 5.5 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 5.5.

          (c) Promptly following the Effective Date, Parent will issue to each holder of an assumed or replaced Company Option a document evidencing the foregoing assumption or replacement of such Company Option by Parent.

          (d) The Parent and the Company shall mutually agree as to the treatment of the Purchase Plan.

  5.6 FORM S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Options, as soon as reasonably practical after the Effective Time.

  5.7     INDEMNIFICATION OF OFFICERS AND DIRECTORS.

          (a) All rights to indemnification existing in favor of the directors and officers of the Company for acts and omissions occurring prior to the Effective Time, as provided in the Company's Articles of Incorporation or Bylaws (as in effect as of the date of this Agreement) and as provided in any indemnification agreements between the Company and said officers and directors (as in effect at the Effective Time), shall survive the Merger and shall be the obligation of and observed by Parent and the Surviving Corporation for a period of not less than eight (8) years from and after the Effective Time.

          (b) From the Effective Time until the third anniversary of the date on which the Merger becomes effective, the Surviving Corporation shall maintain in effect, for the benefit of the current directors and officers of the Company with respect to acts or omissions occurring prior to the Effective Time, the existing policy of directors' and officers' liability insurance maintained by the Company as of the date of this Agreement (the "EXISTING POLICY"); provided, however, that (i) the Surviving Corporation may substitute for the Existing Policy a policy or policies of comparable coverage, and (ii) the Surviving Corporation shall not be required to pay an annual premium for the Existing Policy (or for any substitute policies) in excess of 150% of the amount of the last annual premium paid by the Company prior to the date of this Agreement for the Existing Policy (the "PAST PREMIUM AMOUNT"). In the event any future annual premium for the Existing Policy (or any substitute policies) exceeds 150% of the Past Premium Amount, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to 150% of the Past Premium Amount.

          (c) This Section 5.7 shall survive the consummation of the Merger at the Effective Time, is intended to be for the benefit of, and enforceable by, each person entitled to indemnification pursuant hereto and each such person's or entity's heirs and representatives, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

                                      41.

  5.8 POOLING OF INTERESTS; TAX FREE REORGANIZATION. Each of the Company and Parent agrees (a) not to take any action during the Pre-Closing Period that would adversely affect the ability of Parent to account for the Merger as a "pooling of interests," (b) to use all reasonable efforts to attempt to ensure that none of its "affiliates" (as that term is used in Rule 145 promulgated under the Securities Act) takes any action that could adversely affect the ability of Parent to account for the Merger as a "pooling of interests" and (c) not to take any action either prior to or after the Effective Time that would reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code. The Company and Parent each agrees to provide Coopers & Lybrand L.L.P. and KPMG Peat Marwick L.L.P. such letters as may be reasonably requested by either of them with respect to the letters referred to in Sections 6.5(e) and 6.5(f) or any other letters relating to such matters and delivered to the Company and Parent prior to the letters referred to in Sections 6.5(e) and 6.5(e).

  5.9     ADDITIONAL AGREEMENTS.

          (a) Subject to the terms hereof, Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement as expeditiously as reasonably practicable. Without limiting the generality of the foregoing, but subject to the terms hereof, each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, (ii) shall use all reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement, and (iii) shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the Merger.

          (b) Notwithstanding anything to the contrary contained in this Agreement, neither Parent nor the Company shall have any obligation under this Agreement (i) to dispose or cause any of its Subsidiaries to dispose of any material assets, or to commit to cause any of the Acquired Corporations to dispose of any material assets; (ii) to discontinue or cause any of its subsidiaries to discontinue offering any material product, or to commit to cause any of the Acquired Corporations to discontinue offering any material product;
(iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any material technology or software or other material Proprietary Asset, or to commit to cause any of the Acquired Corporations to license or otherwise make available to any Person any material technology or software or other material Proprietary Asset; (iv) to hold separate or cause any of its Subsidiaries to hold separate any material assets or operations (either before or after the Closing Date), or to commit to cause any of the Acquired Corporations to hold separate any material assets or operations; or (v) to make or cause any of its Subsidiaries make any material commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Corporations.

  5.10 CONFIDENTIALITY. The parties acknowledge that the Company and Parent have previously executed a Mutual Non-Disclosure Agreement, dated as of February 25, 1998 (the

                                      42.

"CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

  5.11 DISCLOSURE. The parties have agreed to the text of a joint press release announcing the signing of this Agreement. To the extent reasonably practicable, Parent and the Company shall consult with each other before issuing any further press release and shall confer with each other promptly after the date hereof regarding a plan with respect to public statements made with respect to the Merger.

  5.12 AFFILIATE AGREEMENTS. The Company shall use all reasonable efforts to cause each Person identified in Exhibit F-1 to execute and deliver to Parent, prior to the date of the mailing of the Prospectus/Proxy Statement to the Company's shareholders and Parent's Stockholders, Affiliate Agreements in the form of Exhibit E-1. Parent shall use all reasonable efforts to cause each Person identified on Exhibit F-2 to execute and deliver to Parent and the Company, prior to the date of the mailing of the Prospectus/Proxy Statement to the Company's shareholders and Parent's stockholders, Affiliate Agreements in the form of Exhibit E-2.

  5.13 TAX MATTERS. At or prior to the Closing, the Company, Parent and Merger Sub shall execute and deliver to Cooley Godward LLP and to Wilson Sonsini Goodrich & Rosati tax representation letters in substantially the forms attached as Exhibit G-1 or G-2, as applicable, or any other letter reasonably requested by such law firms. Parent, Merger Sub and the Company shall use all reasonable efforts to cause the Merger to qualify as a tax free reorganization under
Section 368(a)(1) of the Code.

  5.14 LETTER OF THE COMPANY'S ACCOUNTANTS. The Company shall use all reasonable efforts to cause to be delivered to Parent a letter of Coopers & Lybrand L.L.P., dated no more than two (2) business days before the date on which the S-4 Registration Statement becomes effective (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4 Registration Statement.

  5.15 NONCOMPETITION AGREEMENTS. The Company shall use all reasonable efforts to obtain and deliver to Parent at the Closing the Noncompetition Agreements in the form of Exhibit H, executed by the individuals identified on
Exhibit I.

  5.16 NASDAQ LISTING. Parent shall use all reasonable efforts to have the shares of Parent Common Stock issuable to the shareholders of the Company pursuant to the Agreement and such other shares required to be reserved for issuance in connection with the Merger authorized for listing on Nasdaq upon official notice of issuance.

  5.17 FIRPTA MATTERS. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.


                                      43.

SECTION 6.  CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB.

     The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, and upon consummation of the Closing, all conditions herein shall be deemed satisfied and any liability for failure to satisfy any condition herein shall be precluded:

  6.1 ACCURACY OF REPRESENTATIONS. Each representation and warranty of the Company contained in Section 2 of this Agreement shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except, (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on the Acquired Corporations, (B) for changes contemplated by this Agreement, and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct except as does not constitute a Material Adverse Effect on the Company as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded except with respect to Section 2.4(a) and 2.4(b), the second sentence of Section 2.9(c), Section 2.10(a) and 2.10(b) and Section 2.12, and
(ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

  6.2 PERFORMANCE OF COVENANTS. Each covenant or obligation that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

  6.3 EFFECTIVENESS OF REGISTRATION STATEMENT. The S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the S-4 Registration Statement.

  6.4 STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been duly approved by the Required Company Shareholder Vote, and the issuance of Parent Common Stock in the Merger shall have been duly approved by the Required Parent Stockholder Vote. Fewer than 10% of the outstanding shares of Company Common Stock shall be Dissenting Shares.

  6.5 AGREEMENTS AND DOCUMENTS. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

          (a) Affiliate Agreements in the form of Exhibit E-1, executed by each individual identified on Exhibit F-1, except to the extent that any such individual has died or has become incapacitated;

                                      44.

          (b) Noncompetition Agreements in the form of Exhibit J, executed by the individuals listed in Exhibit K, except to the extent that any such individual has died or has become incapacitated;

          (c) a letter from Coopers & Lybrand L.L.P., dated as of the Closing Date and addressed to Parent, reasonably satisfactory in form and substance to Parent, updating the letter referred to in Section 5.14;

          (d) the statement referred to in Section 5.17(a), executed by the Company; and

          (e) a letter from Coopers & Lybrand L.L.P., dated as of a date no earlier than three (3) days prior to the Closing Date and addressed to Parent, the Company and KPMG Peat Marwick L.L.P., reasonably satisfactory in form and substance to Parent and KPMG Peat Marwick L.L.P., to the effect that, after reasonable investigation, Coopers & Lybrand L.L.P. is not aware of any fact concerning the Company or any of the Company's shareholders or affiliates that could preclude Parent from accounting for the Merger as a "pooling of interests" in accordance with GAAP, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC;

          (f) a letter from KPMG Peat Marwick L.L.P., dated as of a date no earlier than three (3) days prior to the Closing Date and addressed to Parent and the Company, reasonably satisfactory in form and substance to Parent, to the effect such firm concurs with the conclusion of Parent's management that Parent may account for the Merger as a "pooling of interests" in accordance with GAAP, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC; and

          (g) a certificate executed on behalf of the Company by its Chief Executive Officer confirming that the conditions set forth in Sections 6.1, 6.2,
6.4 (with respect to the Required Company Shareholder Vote) and 6.6 have been duly satisfied.

  6.6 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the business, financial condition, operations or financial performance of the Acquired Corporations since the date of this Agreement other than any change in the generation of revenue (and any corresponding change in the margins, profitability or financial condition of the Acquired Corporations) resulting from the public announcement or pendency of the Merger.

  6.7 FIRPTA COMPLIANCE. The Company shall have filed with the Internal Revenue Service the notification referred to in Section 5.17.

  6.8 HSR ACT. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

  6.9 LISTING. The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on Nasdaq, subject to notice of issuance.

                                      45.

  6.10 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

  6.11 NO GOVERNMENTAL LITIGATION. There shall not be pending or threatened any action, suit or litigation brought by the United States government or the European Community, or any agency, commission, instrumentality, unit or body of the United States Government or the European Community: (a) challenging or seeking to restrain or prohibit the consummation of the Merger; (b) relating to the Merger and seeking to obtain from Parent or any of its subsidiaries any damages that may be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (d) which would materially and adversely affect the right of Parent, the Surviving Corporation or any subsidiary of Parent to own the assets or operate the business of the Company.

  6.12 1998 AUDITED FINANCIAL STATEMENTS. Parent shall have received the 1998 Audited Financial Statements.

SECTION 7.  CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY.

     The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions, and upon consummation of the Closing, all conditions herein shall be deemed satisfied and any liability for failure to satisfy any condition herein shall be precluded:

  7.1 ACCURACY OF REPRESENTATIONS. Each representation and warranty of Parent and Merger Sub contained in Section 3 of this Agreement shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except, (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Parent and Merger Sub, (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct except as does not constitute a Material Adverse Effect on Parent and Merger Sub as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded except with respect to Sections 3.4(a) and (b) and 3.9(a) and (ii) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

                                      46.

  7.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

  7.3 EFFECTIVENESS OF REGISTRATION STATEMENT. The S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the S-4 Registration Statement.

  7.4 STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been duly approved by the Required Company Shareholder Vote, and the issuance of Parent Common Stock in the Merger shall have been duly approved by the Required Parent Stockholder Vote.

  7.5 AGREEMENTS AND DOCUMENTS. The Company shall have received the following documents:

          (a) Affiliate Agreements in the form of Exhibit E-2, executed by each individual identified on Exhibit F-2, except to the extent that any such individual has died or has become incapacitated;

          (b) a legal opinion of Cooley Godward LLP, dated as of the Closing Date and addressed to Parent, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, Cooley Godward LLP may rely upon the tax representation letters referred to in Section 5.13);

          (c) a legal opinion of Wilson Sonsini Goodrich & Rosati, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, Wilson Sonsini Goodrich & Rosati may rely upon tax representation letters including those referred to in Section 5.13);

          (d) a letter from Coopers & Lybrand L.L.P., dated as of a date no earlier than three (3) days prior to the Closing Date and addressed to Parent, the Company and KPMG Peat Marwick L.L.P., reasonably satisfactory in form and substance to the Company, to the effect that, after reasonable investigation, Coopers & Lybrand L.L.P. is not aware of any fact concerning the Company or any of the Company's shareholders or affiliates that could preclude Parent from accounting for the Merger as a "pooling of interests" in accordance with GAAP, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC;

          (e) a letter from KPMG Peat Marwick L.L.P., dated as of a date no earlier than three (3) days prior to the Closing Date and addressed to Parent and the Company, reasonably satisfactory in form and substance to the Company, to the effect that such firm concurs with Parent's management's conclusion that Parent may account for the Merger as a "pooling of interests" in accordance with GAAP, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC; and

                                      47.

          (f) a certificate executed on behalf of Parent by an executive officer of Parent, confirming that conditions set forth in Sections 7.1, 7.2, 7.3 and
7.6 have been duly satisfied.

  7.6 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the business, financial condition, operations or financial performance of Parent since the date of this Agreement other than any change in the generation of revenue (and any corresponding change in the margins, profitability or financial condition of Parent) resulting from the public announcement or pendency of the Merger.

  7.7 HSR ACT. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

  7.8 LISTING. The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on Nasdaq, subject to notice of issuance.

  7.9 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

SECTION 8.  TERMINATION.

  8.1 TERMINATION. This Agreement may be terminated prior to the Effective Time, whether before or after approval of the Merger by the shareholders of the
Company:

          (a) by mutual written consent duly authorized by the Boards of Directors of the Parent and the Company;

          (b) by either Parent or the Company if the Merger shall not have been consummated by September 1, 1998 (unless the failure to consummate the Merger is substantially attributable to an action or failure to act on the part of the party seeking to terminate this Agreement and such action or failure to act constitutes a material breach of this Agreement;

          (c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and non-appealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

          (d) by either Parent or the Company if (i) the Company Shareholders' Meeting shall have been held (either on the date for which such Meeting was originally scheduled or pursuant to any permissible adjournment or postponement) and (ii) this Agreement and the Merger shall not have been adopted and approved at such meeting by the Required Company Shareholder Vote (provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company where the failure to obtain Company

                                      48.

shareholder approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement);

          (e) by Parent or the Company (at any time prior to the adoption and approval of this Agreement and the Merger by the Company Required Shareholder
Vote) if a Triggering Event shall have occurred, provided that the right of the Company under this Section 8.1(e) shall not be exercisable until May 30, 1998;

          (f) by Parent or the Company (at any time prior to the adoption and approval of this Agreement and the Merger by the Company Required Shareholder
Vote) if a Termination Event shall have occurred, provided that the right of the Company under this Section 8.1(f) shall not be exercisable until May 30, 1998;

          (g) by either Parent or the Company if (i) the Parent Stockholders' Meeting shall have been held (either on the date for which such Meeting was originally scheduled or pursuant to any permissible adjournment or postponement) and (ii) issuance of the Parent Common Stock in the Merger shall not have been approved at such meeting by the Required Parent Stockholder Vote (provided that the right to terminate this Agreement under this Section 8.1(g) shall not be available to the Parent where the failure to obtain Parent shareholder approval shall have been caused by the action or failure to act of the Parent and such action or failure to act constitutes a material breach by the Parent of this Agreement);

          (h) by Parent if any of the Company's representations and warranties contained in this Agreement shall be or shall have become materially inaccurate, or if any of the Company's covenants contained in this Agreement shall have been breached, in either case such that the conditions set forth in Section 6.1 or
6.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if an inaccuracy in the Company's representations and warranties or a breach of a covenant by the Company is curable by the Company prior to September 1, 1998 and the Company is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this
Section 8.1(h) on account of such inaccuracy or breach; or

          (i) by the Company if any of Parent's representations and warranties contained in this Agreement shall be or shall have become materially inaccurate, or if any of Parent's covenants contained in this Agreement shall have been breached, in either case such that the conditions set forth in Section 7.1 or
7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if an inaccuracy in Parent's representations and warranties or a breach of a covenant by Parent is curable by Parent prior to September 1, 1998 and Parent is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(i) on account of such inaccuracy or breach.

  8.2     NOTICE OF TERMINATION; EFFECT OF TERMINATION.  Any termination under
Section 8.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in

                                      49.

Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, (ii) the termination of this Agreement shall not relieve any party from any liability for any willful breach of this Agreement and (iii) no termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

  8.3     EXPENSES; TERMINATION FEES.

          (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys' and accountants' fees, incurred in connection with (i) the printing and filing of the S-4 Registration Statement and the Prospectus/Proxy Statement and any amendments or supplements thereto and (ii) the filing of the premerger notification and report forms relating to the Merger under the HSR Act.

          (b) If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(e), then the Company shall pay to Parent, in cash, a nonrefundable fee equal to the product of (i) the "TERMINATION FEE PER SHARE" (as defined below) and (ii) the "FULLY DILUTED COMPANY SHARE AMOUNT" (the "TERMINATION FEE"), within three (3) days of such termination. The "TERMINATION FEE PER SHARE" shall be equal to the product of (A) 0.025 multiplied by the Exchange Ratio and (B) the average of the closing sales prices of a share of Parent Common Stock as reported on Nasdaq for the ten (10) trading days ending on and including the second trading day prior to the date of termination specified in the termination notice provided for in Section 8.1(e) (or, for purposes of using this definition in calculating the Termination Fee due under
Section 8.3(c) below, as provided for in Section 8.1(d)). The "FULLY DILUTED COMPANY SHARE AMOUNT" shall be equal to the sum of (x) the aggregate number of shares of Company Common Stock outstanding as of February 27, 1998 and (y) the aggregate number of shares of Company Common Stock issuable upon exercise of all outstanding Company Options (based on the treasury method) as of February 27, 1998.

          (c) If this Agreement is terminated by Company or Parent pursuant to
Section 8.1(d) and (i) a Company Acquisition is consummated or (ii) the Company shall enter into a definitive agreement providing for a Company Acquisition, in either case at any time prior to the first anniversary of the date of this Agreement, Company shall pay to Parent the Termination Fee contemporaneously with the earlier of (i) the consummation of such Company Acquisition and (ii) the public announcement by the Company of its entry into a definitive agreement providing for a Company Acquisition.

          (d) If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(g), then Parent shall pay to the Company $12,600,000 in cash within three (3) days of such termination.

                                      50.

SECTION 9.  MISCELLANEOUS PROVISIONS.

  9.1 AMENDMENT. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after approval of this Agreement and the Merger by the shareholders of the Company; and whether before or after approval of the issuance of Parent Common Stock in the Merger by Parent's stockholders); provided, however, that
(i) after any such approval of this Agreement and the Merger by the Company's shareholders, no amendment shall be made which by law requires further approval of the shareholders of the Company without the further approval of such shareholders, and (ii) after any such approval of the issuance of Parent Company Stock in the Merger by Parent's stockholders, no amendment shall be made which by law or NASD regulation requires further approval of Parent's stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  9.2     WAIVER.

          (a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

          (b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

  9.3 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

  9.4 ENTIRE AGREEMENT; COUNTERPARTS. This Agreement and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

  9.5 APPLICABLE LAW; JURISDICTION. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW. In any action between or among any of the parties, whether arising out

                                      51.

of this Agreement or otherwise, (a) each of the parties irrevocably and unconditionally consent in the State of California; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the law, no party shall object to the removal of such action to any federal court located in the State of California; (c) each of the parties irrevocably waivers the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.9.

  9.6 DISCLOSURE SCHEDULES. The Company Disclosure Schedule and Parent's Disclosure Schedule shall each be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2 or 3 as the case may be, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 2 or 3 as the case may be, as well as other sections of this Agreement to which any such disclosures are clearly appropriate.

  9.7 ATTORNEYS' FEES. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

  9.8 ASSIGNABILITY; THIRD PARTY BENEFICIARIES. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the Company's rights hereunder may be assigned by the Company without the prior written consent of Parent, and any attempted assignment of this Agreement or any of such rights by the Company without such consent shall be void and of no effect. Except as set forth in Sections 5.5 and 5.7 with respect to the directors and officers of the Company, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

  9.9 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile (confirmation obtained)) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

          if to Parent:        Siebel Systems, Inc.
                               1855 South Grant Street
                               San Mateo, CA  94402
                               Fax: (650) 295-5117

                                      52.

          if to Merger Sub:    Syracuse Acquisition Sub, Inc.
                               1855 South Grant Street
                               San Mateo, CA  94402
                               Fax: (650) 295-5117

          if to the Company:   Scopus Technology, Inc.
                               1900 Powell Street
                               Emeryville, CA  94608
                               Fax: (510) 397-5964

  9.10    COOPERATION.   Subject to the terms of this Agreement, the Company
agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

  9.11 LIABILITY. Notwithstanding anything to the contrary in this Agreement or any of the agreements attached hereto as exhibits (collectively, the "MERGER AGREEMENTS"), the parties hereto agree that no officer, director or shareholder of any of the parties hereto shall be personally liable with respect to any of the Merger Agreements or any of the transactions contemplated thereby, other than with respect to their personal obligations under the Merger Agreements.

  9.12    CONSTRUCTION.

          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

          (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

          (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

                                      53.

     IN WITNESS WHEREOF, the parties have caused this AGREEMENT AND PLAN OF MERGER AND REORGANIZATION to be executed as of the date first above written.

                                    SIEBEL SYSTEMS, INC.


                                    By:____________________________________

                                    Title:_________________________________


                                    SYRACUSE ACQUISITION SUB, INC.


                                    By:____________________________________

                                    Title:_________________________________


                                    SCOPUS TECHNOLOGY, INC.


                                    By:____________________________________

                                    Title:_________________________________

                                EXHIBITS INDEX


Exhibit A..............Certain Definitions


Exhibit B-1............Company Shareholders who have executed Voting Agreements


Exhibit B-2............Parent Stockholder who has executed Voting Agreement


Exhibit C-1............Form of Voting Agreement for Company Shareholders


Exhibit C-2............Form of Voting Agreement for Parent Stockholder


Exhibit D..............Form of Option Agreement


Exhibit E-1............Form of Affiliate Agreement for Company Affiliates


Exhibit E-2............Form of Affiliate Agreement for Parent Affiliates


Exhibit F-1............Individuals executing Affiliate Agreement in Form of
                       Exhibit E-1


Exhibit F-2............Individuals executing Affiliate Agreement in Form of
                       Exhibit E-2


Exhibit G-1............Form of Tax Representation Letter to be delivered by
                       Parent and Merger Sub


Exhibit G-2............Form of Tax Representation Letter to be delivered by
                       Company


Exhibit H..............Form of Noncompetition Agreement


Exhibit I..............Individuals to execute Noncompetition Agreement in Form of Exhibit H


Exhibit J..............Form of Noncompetition Agreement


Exhibit K..............Individuals to execute Noncompetition Agreement in Form of Exhibit J


                                      i.

                                   EXHIBIT A


                              CERTAIN DEFINITIONS

     For purposes of the Agreement (including this Exhibit A):

     ACQUIRED CORPORATION CONTRACT. "ACQUIRED CORPORATION CONTRACT" shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

     ACQUIRED CORPORATION PROPRIETARY ASSET. "ACQUIRED CORPORATION PROPRIETARY ASSET" shall mean any Proprietary Asset owned by or licensed to any of the Acquired Corporations or otherwise used by any of the Acquired Corporations.

     ACQUISITION PROPOSAL. "ACQUISITION PROPOSAL" shall mean any offer or proposal (other than an offer or proposal by Parent) relating to any Acquisition Transaction.

     ACQUISITION TRANSACTION. "ACQUISITION TRANSACTION" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving:

          (a) any acquisition or purchase from the Company by any Person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 20% interest in the total outstanding voting securities of the Company or any of its material Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 20% or more of the total outstanding voting securities of the Company or any of its material Subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction;

          (b) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 50% of the assets of the Company; or

          (c) Any liquidation or dissolution of the Company.

     AGREEMENT. "AGREEMENT" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

                                     A1-1

     COMPANY ACQUISITION. "COMPANY ACQUISITION" shall mean any of the following transactions (other than the transactions contemplated by this Agreement); (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or (ii) a sale or other disposition by the Company of assets (excluding inventory and used equipment sold in the ordinary course of business) representing in excess of 50% of the aggregate fair market value of the Company's business immediately prior to such sale.

     COMPANY COMMON STOCK. "COMPANY COMMON STOCK" shall mean the Common Stock, $0.001 par value per share, of the Company.

     CONSENT. "CONSENT" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     CONTRACT. "CONTRACT" shall mean any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

     ENCUMBRANCE. "ENCUMBRANCE" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     ENTITY. "ENTITY" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     EXCHANGE ACT. "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

     GOVERNMENTAL AUTHORIZATION.  "GOVERNMENTAL AUTHORIZATION" shall mean any:
(a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

     GOVERNMENTAL BODY. "GOVERNMENTAL BODY" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any

                                     A2-1
nature; (b) federal, state, local, municipal, foreign or other government; or
(c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit or body and any court or other tribunal), in each case with jurisdiction over Parent, the Acquired Corporations or the material assets of the Acquired Corporations.

     HSR ACT. "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     LEGAL PROCEEDING. "LEGAL PROCEEDING" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

     LEGAL REQUIREMENT. "LEGAL REQUIREMENT" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

     MATERIAL ADVERSE EFFECT. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on the Acquired Corporations if such event, violation, inaccuracy, circumstance or other matter would have a material adverse effect on (i) the business, financial condition, operations or financial performance of the Acquired Corporations taken as a whole or (ii) Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on Parent if such event, violation, inaccuracy, circumstance or other matter would have a material adverse effect on the business, financial condition, operations or financial performance of Parent and its Subsidiaries taken as a whole.

     NASDAQ.  "NASDAQ" shall mean the Nasdaq National Market.

     PARENT COMMON STOCK. "PARENT COMMON STOCK" shall mean the Common Stock, $.001 par value per share, of Parent.

     PERSON.  "PERSON" shall mean any individual, Entity or Governmental Body.

     PROPRIETARY ASSET. "PROPRIETARY ASSET" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program (in source and executable form), algorithm, invention, design, blueprint,

                                     A3-1
engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset in any jurisdiction in the world; or (b) right to use or exploit any of the foregoing in any jurisdiction in the world.

     REPRESENTATIVES. "REPRESENTATIVES" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

     SEC.  "SEC" shall mean the United States Securities and Exchange
Commission.

     SECURITIES ACT. "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

     SUBSIDIARY. An entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns, beneficially or of record, an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at leased a majority of the members of such Entity's board of directors or other governing body.

     SUPERIOR OFFER. "SUPERIOR OFFER" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 50% of the equity interests in the surviving or resulting entity of such transaction; (ii) a sale or other disposition by the Company of assets (excluding inventory and used equipment sold in the ordinary course of business) representing in excess of 50% of the fair market value of the Company's business immediately prior to such sale, or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Company, on terms that the board of directors of the Company determines, in its reasonable judgment, after consultation with its financial advisor, to be, if such officer is consummated, more favorable to the Company's shareholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the judgment of the Company's board of directors to be obtained by such third party on a timely basis.

     TAX. "TAX" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

     TAX RETURN. "TAX RETURN" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or

                                     A4-1
submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

     TERMINATION EVENT. A "TERMINATION EVENT" shall be deemed to occur if the Company shall not have used reasonable efforts to hold the Company Shareholders' Meeting as promptly as practicable and in any event within the later of (A) forty-five (45) days after the Form S-4 Registration Statement is declared effective under the Securities Act or (B) ten (10) days after any amendments or supplement to the Prospectus/Proxy Statement are mailed to shareholders of the Company.

     TRIGGERING EVENT. A "TRIGGERING EVENT" shall be deemed to have occurred if: (i) the Board of Directors of the Company shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its unanimous recommendation in favor of, the adoption and approval of the Agreement or the approval of the Merger; (ii) the Company shall have failed to include in the Prospectus/Proxy Statement the unanimous recommendation of the board of directors of the Company in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the board of directors of the Company fails to reaffirm its unanimous recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within ten (10) business days after Parent requests in writing that such recommendation be reaffirmed at any time following the public announcement of an Acquisition Proposal; (iv) the board of directors of the Company shall have approved or publicly recommended any Acquisition Proposal; (v) the Company shall have entered into any letter of intent of similar document or any Contract accepting any Acquisition Proposal; or (vi) a tender or exchange offer relating to securities of the Company shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

                                     A5-1